UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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MATERION CORPORATION

(Name of registrant as specified in its charter)

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Materion Corporation
6070 Parkland Blvd.
Mayfield Heights, Ohio 44124
Notice of Annual Meeting of Shareholders
The annual meeting of shareholders of Materion Corporation will be held at Executive Caterers at Landerhaven, 6111 Landerhaven Dr., Mayfield Heights, Ohio 44124 on May 1, 2013 at 11:00 a.m., local time, for the following purposes:

(1)	To elect three directors, each to serve for a term of three years and until a successor is elected and qualified;

(2)	To ratify Ernst & Young LLP as the independent registered public accounting firm for Materion Corporation for the year 2013;

(3)	To approve the Materion Corporation Management Incentive Plan;

(4)	To approve, by non-binding vote, named executive officer compensation; and

(5)	To transact any other business that may properly come before the meeting.

Shareholders of record as of the close of business on March 11, 2013 are entitled to notice of the meeting and to vote at the meeting or any adjournment or postponement of the meeting.

Michael C. Hasychak
Secretary
March 26, 2013
Important — your proxy is enclosed.
Please sign, date and return your proxy in the accompanying envelope.

MATERION CORPORATION
6070 Parkland Blvd.
Mayfield Heights, Ohio 44124
PROXY STATEMENT
March 26, 2013
GENERAL INFORMATION
Your Board of Directors is furnishing this proxy statement to you in connection with our solicitation of proxies to be used at our annual meeting of shareholders to be held on May 1, 2013. The proxy statement is being mailed to shareholders on March 26, 2013.
Registered Holders.     If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so by telephone, over the Internet or by mail.
By telephone.     After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number, 1-800-560-1965, using a touch-tone telephone. You will be prompted to enter the last four digits of your Social Security Number or Tax Identification Number. Then follow the simple instructions that will be given to you to record your vote.
Over the Internet.     After reading the proxy materials and with your proxy card in front of you, you may access the web site at http://www.eproxy.com/mtrn. You will be prompted to enter the last four digits of your Social Security Number or Tax Identification Number. Then follow the simple instructions that will be given to you to record your vote.
By mail.     After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.
The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. Without affecting any vote previously taken, you may revoke your proxy by delivery to us of a new, later dated proxy with respect to the same shares, or giving written notice to us before or at the annual meeting. Your presence at the annual meeting will not, in and of itself, revoke your proxy.
Participants in the Retirement Savings Plan and/or the Payroll Stock Ownership Plan (PAYSOP).     If you participate in the Retirement Savings Plan and/or the PAYSOP, the independent trustee for each plan, Fidelity Management Trust Company, will vote your plan shares according to your voting directions. You may give your voting directions to the plan trustee in any one of the three ways set forth above. If you do not return your proxy card or do not vote over the Internet or by telephone, the trustee will not vote your plan shares. Each participant who gives the trustee voting directions acts as a named fiduciary for the applicable plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Nominee Shares.     If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions.
In addition to the solicitation of proxies by mail, we may solicit the return of proxies in person and by telephone, facsimile or e-mail. We will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares and will reimburse them for their expenses. We will bear the cost of the solicitation of proxies. We retained Georgeson, Inc., at an estimated cost of $7,500 plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.
Voting. At the close of business on March 11, 2013, the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting, we had outstanding and entitled to vote 20,766,008 shares of common stock. Each outstanding share of common stock entitles its holder to one vote on each matter brought before the meeting. With respect to Proposal 1, the three nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation, subject to the Company's Majority Voting Policy. The approval of Proposals 2, 3 and 4 require the affirmative vote of a majority of the votes cast on such proposals at the 2013 annual meeting.
Cumulative Voting. Under Ohio law, shareholders have cumulative voting rights in the election of directors, provided that the shareholder gives not less than 48 hours notice in writing to the President or the Secretary of Materion Corporation that the shareholder desires that voting at the election be cumulative, and provided further that an announcement is made upon the convening of the meeting informing shareholders that notice requesting cumulative voting has been given by the shareholder. When cumulative voting applies, each share has a number of votes equal to the number of directors to be elected, and a shareholder may give all of the shareholder’s votes to one nominee or divide the shareholder’s votes among as many nominees as he or she sees fit. Unless contrary instructions are received on proxies given to us, in the event that cumulative voting applies, all votes represented by the proxies will be divided evenly among the candidates nominated by the Board of Directors, except that if voting in this manner would not be effective to elect all the nominees, the votes will be cumulated at the discretion of the Board of Directors so as to maximize the number of the Board of Directors’ nominees elected.

Abstentions and Broker Non-Votes.     At the annual meeting, the inspectors of election appointed for the meeting will tabulate the results of shareholder voting. Under Ohio law and our code of regulations, properly signed proxies that are marked “abstain” or are held in “street name” by brokers and not voted on one or more of the items (but otherwise voted on at least one item) before the meeting will be counted for purposes of determining whether a quorum has been achieved at the annual meeting.
Your broker or other nominee will not be able to vote your shares with respect to the election of directors (Proposal 1) if you have not provided directions to your broker. Abstentions and broker non-votes will not affect the vote on the election of directors.
Because the vote to ratify the appointment of Ernst & Young LLP (Proposal 2) is considered routine, your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on this proposal as the abstention will not be counted in determining the number of votes cast.
An abstention or broker non-vote with respect to the approval of the Materion Corporation Management Incentive Plan (Proposal 3) or the non-binding vote to approve named executive officer compensation (Proposal 4) will have no effect on the proposals as the abstention or broker non-vote will not be counted in determining the number of votes cast.
*        *        *
We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.
If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted as recommended by the Board of Directors which is indicated on the proxy card.

1.   ELECTION OF DIRECTORS
Our articles of incorporation and code of regulations provide for three classes of directors whose terms expire in different years. At the present time, it is intended that proxies will be voted for the election of Vinod M. Khilnani, Darlene J. S. Solomon and Robert B. Toth.
Your Board of Directors recommends a vote for these nominees.
William R. Robertson and John Sherwin, Jr., who are current directors in the class of directors whose term expires at the annual meeting, have not been nominated to stand for re-election at the annual meeting pursuant to the Retirement Policy contained in our Policy Statement on Significant Corporate Governance Issues. Effective as of Messrs. Robertson's and Sherwin's retirement, the size of the class of directors whose term expires at this annual meeting will be reduced to three members.
If any of these nominees becomes unavailable, it is intended that the proxies will be voted as the Board of Directors determines. We have no reason to believe that any of the nominees will be unavailable. The three nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation. However, our Board of Directors has adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election is expected to tender his or her resignation following certification of the shareholder vote, subject to a 90-day review process by our Governance and Organization Committee and Board of Directors to consider whether the tendered resignation should be accepted. An abstention or broker non-vote is not treated as a vote “withheld” under our Majority Voting Policy. For additional details on the Majority Voting Policy, see page 10 of this proxy statement.
In February 2013, we increased the size of the Board of Directors from 10 to 11 and appointed Robert B. Toth as a new director to fill the vacancy created by the increase in the size of the Board. Mr. Toth joined the class of directors whose term expires at the annual meeting. Mr. Toth was recommended as a director by a search consultant retained by the Board of Directors. Effective as of Messrs. Robertson's and Sherwin's retirement, the number of members of the Board of Directors will be fixed at nine.
The following sets forth information concerning the nominees and the directors whose terms of office will continue after the meeting:
Directors Whose Terms End in 2013
Vinod M. Khilnani, Executive Chairman, CTS Corporation (electronic components and accessories). Mr. Khilnani became Executive Chairman of CTS Corporation in January 2013. He had served as Chairman, President and Chief Executive Officer of CTS Corporation from July 2007 until January 2013. Prior to that time, he served as Senior Vice President and Chief Financial Officer since May 2001. Mr. Khilnani is 60 years old and has been a director of Materion Corporation since 2009. As the Executive Chairman and former Chief Executive Officer and President of CTS Corporation (and its former Chief Financial Officer), Mr. Khilnani offers a wealth of management experience and business knowledge regarding operational, financial and corporate governance issues, as well as extensive international experience with global operations.
Darlene J. S. Solomon, Ph.D., Senior Vice President and Chief Technology Officer, Agilent Technologies, Inc. (bio-analytical and electronic measurement). Dr. Solomon has served as Senior Vice President and Chief Technology Officer of Agilent Technologies since 2006. Prior to that time, she served as Vice President and Director of Agilent Laboratories. Dr. Solomon joined Agilent in 1999 and served in a dual capacity as the director of the Life Sciences Technologies Laboratory and as the senior director, research and development/technology for Agilent’s Life Sciences and Chemical Analysis business. Dr. Solomon is 54 years old and was appointed to the Board of Directors in July 2011. With extensive knowledge and experience in materials measurement and analysis technologies, Dr. Solomon brings to our Board of Directors valuable insight on research and development and other operational issues faced by companies focused on innovations in technology.
Robert B. Toth, Chairman, President and Chief Executive Officer, Polypore International, Inc. (high technology filtration products). Mr. Toth has served as President, Chief Executive Officer and a director of Polypore International since 2005 and was named Chairman of the Board in 2011. Mr. Toth previously was Chief Executive Officer and President of CP Kelco ApS (leading global manufacturer of hydrocolloids). Prior to joining CP Kelco in June 2001, he spent 19 years at Monsanto Company (multinational biotechnology company), and its spinoff company, Solutia Inc. (materials and specialty chemicals manufacturer), in roles of increasing responsibility. Mr. Toth is 52 years old and was appointed to our Board of Directors in February 2013. With extensive experience in leading corporations in the manufacturing and specialty materials sector, including his knowledge and skills in senior management, finance and operations, Mr. Toth brings to our Board of Directors significant insight into the strategic and operational issues facing companies in the advanced materials industry.

Directors Whose Terms End in 2014
Joseph P. Keithley, Chairman of the Board, Nordson Corporation (industrial application equipment manufacturer). Mr. Keithley has served on the Board of Directors of Nordson Corporation since 2001 and Chairman of that board since February 2010. Mr. Keithley had also been Chairman of the Board of Keithley Instruments, Inc. (electronic test and measurement products) since 1991 and a member of its Board of Directors since 1986 until December 2010, when Keithley Instruments was purchased by Danaher Corporation. He had served as Chief Executive Officer of Keithley Instruments since November 1993 and as its President since May 1994. Mr. Keithley has served on the Board of Directors of Axcelis Technologies, Inc. since August 2011. Mr. Keithley is 64 years old and has been a director of Materion Corporation since 1997. Mr. Keithley brings an extensive, broad-based business background from his role as Chairman of the Board of Nordson and leadership roles at Keithley Instruments to his role on our Board of Directors. Among other things, Mr. Keithley draws upon his extensive knowledge in the global semiconductor, fiber optics, telecommunications and electronics industries garnered while at Keithley Instruments.
N. Mohan Reddy, Ph.D., Professor of Marketing, Weatherhead School of Management, Case Western Reserve University. Dr. Reddy was appointed Albert J. Weatherhead III Professor of Management in January 2007 and Dean of the Weatherhead School of Management, Case Western Reserve University in December 2006 and served in these capacities until June 2012. Prior to that, Dr. Reddy had been Associate Professor of Marketing since 1991 and Keithley Professor of Technology Management from 1996 to 2006 at the Weatherhead School of Management, Case Western Reserve University. Dr. Reddy had served on the Board of Directors of Keithley Instruments, Inc. from 2001 until December 2010, when Keithley Instruments was purchased by Danaher Corporation. Dr. Reddy had also served on the Board of Directors of Lubrizol Corporation from February 2011 until October 2011, when Lubrizol was purchased by Berkshire Hathaway Inc. Dr. Reddy also serves as a consultant to firms in the electronics and semiconductor industries, primarily in the areas of product and market development. Dr. Reddy is 59 years old and has been a director of Materion Corporation since 2000. Dr. Reddy’s knowledge of industrial marketing, technology development and extensive global knowledge in the electronics and semiconductor industries provides valuable insight to our Board of Directors.
Craig S. Shular, Chairman, Chief Executive Officer and President, GrafTech International Ltd. (electrical industrial apparatus). Mr. Shular was elected Chairman of the Board of GrafTech International in February 2007. He has served as Chief Executive Officer and a director since January 2003 and as President since May 2002. From August 2001 until May 2002, he served as Executive Vice President of GrafTech’s largest business, Graphite Electrodes. Mr. Shular joined GrafTech as its Vice President and Chief Financial Officer in January 1999 and assumed the additional duties of Executive Vice President, Electrode Sales and Marketing in February 2000 until August 2001. Mr. Shular serves on the Board of Directors of Junior Achievement of Greater Cleveland. Mr. Shular is 60 years old and has been a director of Materion Corporation since 2008. As the Chairman, Chief Executive Officer and President and former Chief Financial Officer of GrafTech International Ltd., Mr. Shular brings a breadth of financial and operational management experience and provides the Board with a perspective of someone with all facets of a global enterprise.
Directors Whose Terms End in 2015
Richard J. Hipple, Chairman, President and Chief Executive Officer, Materion Corporation. In May 2006, Mr. Hipple was named Chairman and Chief Executive Officer of Materion Corporation. He has served as President since May 2005 and as Chief Operating Officer from May 2005 until May 2006. Mr. Hipple was President of Performance Alloys from May 2002 until May 2005. He joined the Company in July 2001 as Vice President of Strip Products, Performance Alloys and served in that position until May 2002. Prior to joining Materion Corporation, Mr. Hipple was President of LTV Steel Company, a business unit of The LTV Corporation, an integrated steel producer and metal fabricator. Mr. Hipple has served on the Board of Directors of Ferro Corporation since June 2007 and as Lead Director since April 2010. Mr. Hipple was also appointed to the Board of Directors of KeyCorp in July 2012. Mr. Hipple is 60 years old. Mr. Hipple’s broad experience and deep understanding of the Company and the materials business, combined with his drive for innovation and excellence, positions him well to serve as our Chairman, President and Chief Executive Officer.
William B. Lawrence, Acting Chairman of the Board, Ferro Corporation (paint, varnishes, lacquers, enamels and allied products). Mr. Lawrence has served as Acting Chairman of the Board of Ferro Corporation since November 13, 2012 and has served on Ferro's Board of Directors since 1999. Prior to the sale of TRW, Inc. (advanced technology products and services) to Northrop Grumman Corporation in December 2002, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel and Secretary since 1997 and held various other executive positions at TRW since 1976. Mr. Lawrence is 68 years old and has been a director of Materion Corporation since 2003. Mr. Lawrence’s background as an Executive Vice President, General Counsel and Secretary of TRW, Inc. and as a director at Ferro Corporation provides him with the knowledge and experience to address the complex legislative, governance and financial issues facing global companies today.

Geoffrey Wild, Chief Executive Officer, AZ Electronic Materials S.A. (specialty chemicals and materials). Mr. Wild has served as the Chief Executive Officer and a director of AZ Electronic Materials since 2010. From 2008 to 2009, Mr. Wild was President and Chief Executive Officer of Portland, Oregon-based, Cascade Microtech, Inc. (precision electrical measurement products and services). Prior to that time, from 2002 to 2007, Mr. Wild was Chief Executive Officer of Nikon Precision Inc. (precision optical products). Mr. Wild served on the Board of Directors of Axcelis Technologies, Inc. until April 2011. Mr. Wild is 57 years old and he was appointed to the Board of Directors in July 2011. Mr. Wild’s substantial knowledge and management experience in the global semiconductor industry, including the role of a supplier of equipment and materials to international customers, deepens our Board of Directors’ insight into the operational issues that global companies face. Additionally, Mr. Wild’s role as a chief executive officer has exposed him to international financial and accounting issues.

CORPORATE GOVERNANCE; COMMITTEES OF THE BOARD OF DIRECTORS
We have adopted a Policy Statement on Significant Corporate Governance Issues and a Code of Conduct Policy in compliance with New York Stock Exchange and Securities and Exchange Commission requirements. These materials, along with the charters of the Audit, Compensation and Governance and Organization Committees of our Board of Directors, which also comply with applicable requirements, are available on our web site at http://materion.com, or upon request by any shareholder to Secretary, Materion Corporation, 6070 Parkland Blvd., Mayfield Heights, Ohio 44124. We also make our reports on Forms 10-K, 10-Q and 8-K available on our web site, free of charge, as soon as reasonably practicable after these reports are filed with the Securities and Exchange Commission. Any amendments or waivers to our Code of Conduct Policy, Committee Charters and Policy Statement on Significant Corporate Governance Issues will also be made available on our web site. The information on our web site is not incorporated by reference into this proxy statement or any of our periodic reports.
Director Independence
The New York Stock Exchange listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the New York Stock Exchange listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the Company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, or its subsidiaries or affiliates. Our Board of Directors has adopted the following standards, which are identical to those of the New York Stock Exchange listing standards, to assist it in its determination of director independence. A director will be determined not to be independent under the following circumstances:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•
the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
(a) the director is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.

Additionally, for purposes of determining whether a director has a material relationship with the Company apart from his or her service as a director, our Board of Directors has deemed the following relationships as categorically immaterial:

•
the director, or an immediate family member, is a current employee, director or trustee of a tax-exempt organization and the Company’s contributions to the organization (excluding Company matching of employee contributions) in any fiscal year are less than $120,000; or

•
the director is a director of a company that has made payments to, or received payments or deposits from, the Company for property, goods or services in the ordinary course of business in an amount which, in any fiscal year, is less than the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.

Our Board of Directors has affirmatively determined that each of our directors, other than Mr. Hipple, is “independent” within the meaning of that term as defined in the New York Stock Exchange listing standards; a “non-employee director” within the meaning of that term as defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 (Exchange Act); and an “outside director” within the meaning of that term as defined in the regulations promulgated under section 162(m) of the Internal Revenue Code (Code).
Charitable Contributions
Within the last three years, we have made no charitable contributions during any single fiscal year to any charity in which an independent director serves as an executive officer, of over the greater of $1,000,000 or 2% of the charity’s consolidated gross revenues.

Non-management Directors
Our Policy Statement on Significant Corporate Governance Issues provides that the non-management members of the Board of Directors will meet during each regularly scheduled meeting of the Board of Directors. Mr. Lawrence was appointed the lead non-management director (Lead Director) in May 2012.
In addition to the other duties of a director under our Policy Statement on Significant Corporate Governance Issues, the Lead Director, in collaboration with the other independent directors, is responsible for coordinating the activities of the independent directors and in that role will:

•	chair the executive sessions of the independent directors at each regularly scheduled meeting;

•	make recommendations to the Board Chairman regarding the timing and structuring of Board meetings;

•	make recommendations to the Board Chairman concerning the agenda for Board meetings, including allocation of time as well as subject matter;

•	advise the Board Chairman as to the quality, quantity and timeliness of the flow of information from management to the Board;

•	serve as the independent point of contact for shareholders wishing to communicate with the Board other than through management;

•	interview all Board candidates, and provide the Governance and Organization Committee with recommendations on each candidate;

•	maintain close contact with the Chairman of each standing committee and assist in ensuring communications between each committee and the Board;

•	lead the Chief Executive Officer annual evaluation process; and

•	be the ombudsman for the Chief Executive Officer to provide two-way communication with the Board.
Board Communications
Shareholders or other interested parties may communicate with the Board of Directors as a whole, the Lead Director or the non-management directors as a group, by forwarding relevant information in writing to Lead Director, c/o Secretary, Materion Corporation, 6070 Parkland Blvd., Mayfield Heights, Ohio 44124. Any other communication to individual directors or committees of the Board of Directors may be similarly addressed to the appropriate recipients, c/o Secretary, Materion Corporation, 6070 Parkland Blvd., Mayfield Heights, Ohio 44124.
Board Leadership
Currently, the Chairman of the Board of Directors also serves as the Chief Executive Officer. The Board of Directors has no policy with respect to the separation of these offices. The Board of Directors believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board of Directors to consider it each time that it elects the Chief Executive Officer. The Board of Directors recognizes that there may be circumstances in the future that would lead it to separate these offices, but it believes that there is no reason to do so at this time.
As both a director and officer, Mr. Hipple fulfills a valuable leadership role that the Board believes is essential to the continued success of the Company’s business operations at this time. In the Board’s opinion, Mr. Hipple’s dual role enhances the Company’s ability to coordinate long-term strategic direction with important business opportunities at the operational level and enhances his ability to provide insight and direction on important strategic initiatives impacting the Company and its shareholders to both management and the independent directors.
Unless the Chairman of the Board of Directors is an independent director, the independent directors periodically select from among their number, one director who will serve as the Lead Director. The Lead Director works with the Chairman and Chief Executive Officer and other Board members to provide strong, independent oversight of the Company’s management and affairs.
Risk Oversight
Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, management also provides a risk management report including a financial risk assessment and enterprise risk management update and information technology contingency plans to the Audit Committee. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. Finally, the Company’s Governance and Organization Committee conducts an annual assessment of the Board for compliance with corporate governance and risk management best practices. The Company believes that the Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.
Audit Committee
The Audit Committee held six meetings in 2012. The Audit Committee membership consists of Mr. Shular, as Chairman, and Messrs. Keithley, Sherwin and Wild. Under the Audit Committee Charter, the Audit Committee’s principal functions include assisting our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements and our financial reporting process;

•	compliance with ethics policies and legal and other regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	our systems of internal accounting and financial controls; and

•	the performance of our independent registered public accounting firm and of our internal audit functions.
We currently do not limit the number of audit committees on which our Audit Committee members may serve. No member of our Audit Committee serves on the audit committee of three or more public companies in addition to ours. The Audit Committee also prepared the Audit Committee report included under the heading “Audit Committee Report” in this proxy statement.
Audit Committee Expert, Financial Literacy and Independence
Although our Board of Directors has determined that more than one member of the Audit Committee has the accounting and related financial management expertise to be an “audit committee financial expert,” as defined by the Securities and Exchange Commission, it has named the Audit Committee Chairman, Mr. Shular, as the Audit Committee financial expert. Each member of the Audit Committee is financially literate and satisfies the independence requirements in section 303A.02 of the New York Stock Exchange listing standards.
Compensation Committee
The Compensation Committee held seven meetings in 2012. Its membership consists of Messr. Khilnani as Chairman, Messrs. Lawrence, Robertson and Toth (since his appointment to the Board of Directors in February 2013) and Drs. Reddy and Solomon. The Compensation Committee approved an amended Compensation Committee charter in March 2013. The Compensation Committee may, at its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee; provided that such subcommittee has a published charter in accordance with the rules of the New York Stock Exchange. In particular, the Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (a) “Non-employee Directors” for the purposes of Rule 16b-3 of the Exchange Act, as in effect from time to time, and (b) “outside directors” for the purposes of section 162(m) of the Code. The Compensation Committee’s principal functions include:

•	reviewing and approving executive compensation, including severance payments;

•	overseeing and recommending equity and non-equity incentive plans;

•	overseeing regulatory compliance with respect to compensation matters;

•	advising on senior management compensation; and

•	reviewing and discussing the Compensation Discussion and Analysis (CD&A) and Compensation Committee Report.
For additional information regarding the operation of the Compensation Committee, see the “Compensation Discussion and Analysis” in this proxy statement.
Governance and Organization Committee
The Governance and Organization Committee held six meetings in 2012. The Governance and Organization Committee membership consists of Mr. Lawrence, as Chairman, and Messrs. Keithley, Khilnani, Robertson, Sherwin, Shular, Toth (since his appointment to the Board of Directors in February 2013) and Wild and Drs. Reddy and Solomon. All the members are independent in accordance with the New York Stock Exchange listing requirements. The Governance and Organization Committee’s principal functions include:

•	evaluating candidates for board membership, including any nominations of qualified candidates submitted in writing by shareholders to our Secretary;

•	making recommendations to the full Board of Directors regarding directors’ compensation;

•	making recommendations to the full Board of Directors regarding governance matters;

•	overseeing the evaluation of the Board and management of the Company;

•	assisting in management succession planning; and

•	reviewing related party transactions.
As noted above, the Governance and Organization Committee is involved in determining compensation for our directors. The Governance and Organization Committee administers our equity incentive plans with respect to our directors, including approval of grants of stock options and other equity or equity-based awards, and makes recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans for directors. The Governance and Organization Committee periodically reviews director compensation in relation to comparable companies and other relevant factors. Any change in director compensation must be approved by the Board of Directors. Other than in his capacity as a director, no executive officer other than the Chief Executive Officer participates in setting director compensation. From time to time, the Governance and Organization Committee or the Board of Directors may engage the services of a compensation consultant to provide information regarding director compensation at comparable companies.
Nomination of Director Candidates
The Governance and Organization Committee will consider candidates recommended by shareholders for nomination as directors of Materion Corporation. Any shareholder desiring to submit a candidate for consideration by the Governance and Organization Committee should send the name of the proposed candidate, together with biographical data and background information concerning the candidate, to the Governance and Organization Committee, c/o Secretary, Materion Corporation, 6070 Parkland Blvd., Mayfield Heights, Ohio 44124. The Governance and Organization Committee did not receive any recommendation for a candidate from a shareholder or shareholder group as of March 2, 2013.
In recommending candidates to the Board of Directors for nomination as directors, the Governance and Organization Committee’s charter requires it to consider such factors as it deems appropriate, consistent with our Policy Statement on Significant Corporate Governance Issues. These factors are as follows:

•
broad-based business, governmental, non-profit, or professional skills and experiences that indicate whether the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing the Company;

•	exhibited behavior that indicates he or she is committed to the highest ethical standards and the values of the Company;

•	special skills, expertise and background that add to and complement the range of skills, expertise and background of the existing directors;

•
whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all our shareholders and other stakeholders in reaching decisions;

•	a global business and social perspective, personal integrity and sound judgment; and

•	time available to devote to Board activities and to enhance their knowledge of the Company.
Although the Company does not have a formal policy regarding diversity, as part of the analysis of the foregoing factors, the Governance and Organization Committee considers whether the candidate enhances the diversity of the Board of Directors. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin.
The Governance and Organization Committee’s evaluation of candidates recommended by shareholders does not differ materially from its evaluation of candidates recommended from other sources.
The Governance and Organization Committee utilizes a variety of methods for identifying and evaluating director candidates. The Governance and Organization Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Organization Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Organization Committee through current Board members, professional search firms, shareholders or other persons. Additionally, from time to time, the Governance and Organization Committee has used the services of an executive search firm to help identify potential director candidates who possess the characteristics described above. The search firm has prepared a biography of each candidate, conducted reference checks and screened candidates.

A shareholder of record entitled to vote in an election of directors who timely complies with the procedures set forth in our code of regulations and with all applicable requirements of the Exchange Act and the rules and regulations thereunder, may also directly nominate individuals for election as directors at a shareholders’ meeting. Copies of our code of regulations are available by a request addressed to c/o Secretary, Materion Corporation, 6070 Parkland Blvd., Mayfield Heights, Ohio 44124.
To be timely, notice of a shareholder nomination for an annual meeting must be received at our principal executive offices not fewer than 60 nor more than 90 days prior to the date of the annual meeting. However, if the date of the meeting is more than one week before or after the first anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, nominations must be received within ten days from the date of our notice.
Majority Voting Policy
In February 2012, our Board of Directors adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. In such an event, the Governance and Organization Committee will consider the tendered resignation and make a recommendation to the Board of Directors. The Board of Directors will act on the Governance and Organization Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance and Organization Committee’s recommendation or Board of Directors’ action regarding whether to accept or reject the tendered resignation.
However, if each member of the Governance and Organization Committee received a Majority Withheld Vote in the same election, then the Board of Directors will appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation. Further, if all of the director nominees received a Majority Withheld Vote in the same election, the Board of Directors will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation.
Director Attendance
Our Board of Directors held six meetings in 2012. All of the directors who were directors in 2012 attended at least 75% of the Board and assigned committee meetings during 2012. Our policy is that directors are expected to attend all meetings including the annual meeting of shareholders. All of our directors attended last year’s annual meeting of shareholders.

2012 DIRECTOR COMPENSATION
For 2012, the annual compensation for non-employee directors was comprised of cash compensation, consisting of annual retainer fees, and equity compensation, consisting of restricted stock units (RSUs). Each of these components is described in more detail below:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (3)	Total ($)
Joseph P. Keithley	70,000		65,023	135,023
Vinod M. Khilnani	75,000		65,023	140,023
William B. Lawrence	83,333		65,023	148,356
William P. Madar (1)	32,500		—	32,500
N. Mohan Reddy	65,000		65,023	130,023
William R. Robertson	65,000		65,023	130,023
John Sherwin, Jr.	77,500		65,023	142,523
Craig S. Shular	76,717	(2)	65,023	141,740
Darlene J. S. Solomon	65,000		65,023	130,023
Geoffrey Wild	70,000		65,023	135,023

(1)
Mr. Madar's term of office expired at the May 2, 2012 annual meeting of shareholders and he did not stand for re-election under the Company’s retirement policy included in the Policy Statement on Significant Corporate Governance Issues.

(2)
Pursuant to the 2006 Non-employee Director Equity Plan (As Amended and Restated as of May 4, 2011) (2006 A&R Director Plan), Mr. Shular elected to defer 100% of his compensation in the form of deferred stock units in 2012.

(3)
The amounts reported in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for stock awards granted during 2012. See Note K to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for the assumptions used in calculating such fair value. On May 3, 2012, these directors were awarded 2,654 RSUs, with a grant date fair value of $24.50 per unit, pursuant to the 2006 A&R Director Plan.

As of December 31, 2012, the aggregate number of stock options outstanding and the aggregate number of stock awards subject to forfeiture were as follows:

Name	Stock Options	Restricted Stock Units
Joseph P. Keithley	—	2,654
Vinod M. Khilnani	—	2,654
William B. Lawrence	9,000	2,654
N. Mohan Reddy	—	2,654
William R. Robertson	—	2,654
John Sherwin, Jr.	—	2,654
Craig S. Shular	—	2,654
Darlene J. S. Solomon	—	2,654
Geoffrey Wild	—	2,654

Annual Retainer Fees
Non-employee directors receive an annual retainer fee in the amount of $65,000. Non-employee directors who chair a committee receive an additional $5,000 annually, with the exception of the Chairman of the Compensation Committee (Mr. Khilnani in 2012), who receives an additional $10,000 annually, and the Chairman of the Audit Committee (Mr. Shular effective May 2012), who receives an additional $15,000 annually. The Lead Director (Mr. Lawrence effective May 2012) receives an additional $20,000 annually. Members of the Audit Committee, with the exception of the Chairman, receive an additional $5,000 annually.

Equity Compensation
Under the 2006 A&R Director Plan, non-employee directors who continue to serve as a director following an annual meeting of shareholders receive $65,000 worth of RSUs, which will be paid out in common stock at the end of a one-year restriction period unless the participant elects that the shares be received in the form of deferred stock units. These RSUs are automatically granted on the day following the annual meeting. The number of RSUs granted is equal to $65,000 divided by the closing price of our common stock on the day of the annual meeting. In the event a new director is elected or appointed, common stock will be granted on the first business day following the election or appointment to the Board of Directors. This grant of common stock will be equal to $100,000 divided by the closing price of our common stock on the day the director is elected or appointed to the Board of Directors.
Deferred Compensation
Non-employee directors may defer all or a part of their annual retainer fees in the form of deferred stock units under the 2006 A&R Director Plan until ceasing to be a member of the Board of Directors. A director may also elect to have RSUs or other stock awards made under the 2006 A&R Director Plan deferred in the form of deferred stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of Materion Corporation’s common stock by each person known by Materion Corporation to be the beneficial owner of more than 5% of the common stock, by each present director of Materion Corporation, by each of the Chief Executive Officer, Chief Financial Officer and other most highly compensated executive officers (each named executive officer or NEO) of Materion Corporation and by all directors and executive officers of Materion Corporation as a group, as of February 15, 2013, unless otherwise indicated. The shareholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them, unless otherwise indicated. Shares that are subject to stock options and stock appreciation rights (SARs) that may be exercised within 60 days of February 15, 2013 are reflected in the number of shares shown and in computing the percentage of Materion’s common stock beneficially owned by the person who owns those stock options and SARs.

Non-officer Directors	Number of Shares		Percent of Class
Joseph P. Keithley	27,116	(1)	*
Vinod M. Khilnani	17,166	(1)	*
William B. Lawrence	23,364	(1)(2)	*
N. Mohan Reddy	31,057	(1)	*
William R. Robertson	23,153	(1)	*
John Sherwin, Jr.	17,034	(1)(3)	*
Craig S. Shular	30,237	(1)	*
Darlene J. S. Solomon	5,135		*
Robert B. Toth	3,544		*
Geoffrey Wild	5,162	(1)	*
Named Executive Officers
Richard J. Hipple	239,041	(2)	*
John D. Grampa	115,661	(2)	*
Daniel A. Skoch	114,702	(2)	*
Gregory R. Chemnitz	31,557	(2)	*
All directors and executive officers as a group (including the Named Executive Officers (14 persons)	683,929	(4)	3.3%
Other Persons
Heartland Advisors, Inc.	1,924,844	(5)	9.3%
789 North Water Street
Milwaukee, WI 53202
GAMCO Asset Management Inc.	1,783,300	(6)	8.6%
One Corporate Center
Rye, NY 10580
Opus Capital Management Inc.	1,753,546	(7)	8.4%
One West Fourth St., Suite 2500
Cincinnati, OH 45202
BlackRock, Inc.	1,677,419	(8)	8.1%
40 East 52nd Street
New York, NY 10022
Piper Jaffray Companies	1,230,429	(9)	5.9%
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402
The Vanguard Group, Inc	1,173,205	(10)	5.7%
100 Vanguard Blvd.
Malvern, PA 19355

*	Less than 1% of common stock.

(1)
Includes deferred shares under the Deferred Compensation Plans for Non-employee Directors as follows: Mr. Keithley 18,100, Mr. Khilnani 11,291, Mr. Lawrence 9,246, Dr. Reddy 19,664, Mr. Robertson 9,887, Mr. Sherwin 7,177, Mr. Shular 26,622 and Mr. Wild 5,162.

(2)
Includes shares covered by outstanding options and SARs exercisable within 60 days as follows: Mr. Hipple 124,949, Mr. Grampa 77,577, Mr. Skoch 76,107 and Mr. Chemnitz 18,174 and 9,000 options exercisable within 60 days for Mr. Lawrence.

(3)	Includes 1,429 shares owned by Mr. Sherwin’s children, of which Mr. Sherwin disclaims beneficial ownership.

(4)	Includes 305,807 shares subject to outstanding options and SARs held by officers and directors and exercisable within 60 days.

(5)
Heartland Advisers, Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reported on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2013, that as of December 31, 2012, it had shared voting and shared dispositive power with respect to 1,924,844 shares.

(6)
A Schedule 13D/A filed with the Securities and Exchange Commission on March 13, 2012 indicates that, as of March 12, 2012: (a) Gabelli Funds, LLC had sole voting and dispositive power with respect to 413,900 shares; (b) GAMCO Asset Management Inc. had sole voting power with respect to 1,108,000 shares and sole dispositive power with respect to 1,186,100 shares; (c) Teton Advisors, Inc. had sole voting and dispositive power with respect to 178,300 shares; and (d) Gabelli Securities, Inc. (GSI) had sole voting and dispositive power with respect to 5,000 shares. The Schedule 13D/A further indicates that it was being filed by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer and that he, GSI and certain other entities named therein may be deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities as well as certain other persons or entities named therein.

(7)
Opus Capital Group, LLC, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reported on a Schedule 13G filed with the Securities and Exchange Commission on March 13, 2013, that as of December 31, 2012, it had sole voting power with respect to 1,032,898 shares and sole dispositive power with respect to 1,753,546 shares.

(8)
BlackRock, Inc. reported on a Schedule 13G/A filed with the Securities and Exchange Commission on February 1, 2013 that as of December 31, 2012, it had sole voting and sole dispositive power with respect to 1,677,419 shares.

(9)
A Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013 indicates that, as of December 31, 2012, Piper Jaffray Companies had sole voting and sole dispositive power with respect to 1,230,429 shares.

(10)
The Vanguard Group, Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reported on a Schedule 13G/A, filed with the Securities and Exchange Commission on February 12, 2013, that as of December 31, 2012, it had sole voting power with respect to 30,225 shares, shared dispositive power with respect to 29,125 shares and sole dispositive power with respect to 1,144,080 shares. The amount beneficially owned totals 1,173,205 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Directors, officers and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of copies of forms that we have received, and written representations by our directors, officers and greater than 10% shareholders, all of our directors, officers and greater than 10% shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2012 with the following exceptions. With respect to each of eight of our non-employee directors (Messrs. Keithley, Khilnani, Lawrence, Robertson, Sherwin, Shular and Wild and Dr. Reddy), on three occasions during 2012, a Form 4 reporting a dividend equivalent acquisition was not filed. Failure to file these forms was a result of an error on the part of our directors' deferred compensation plan trustee. For each director, the three acquisitions were subsequently reported on Form 5.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Executive Summary provides a high level overview of the 2012 outcomes of our compensation program for our named executive officers (NEOs) and should be read in conjunction with the complete Compensation Discussion and Analysis (CD&A). For 2012, our NEOs include Mr. Richard J. Hipple, Chairman, President and Chief Executive Officer; Mr. John D. Grampa, Senior Vice President Finance and Chief Financial Officer; Mr. Daniel A. Skoch, Senior Vice President Administration; and Mr. Gregory R. Chemnitz, Vice President, General Counsel. The Executive Summary provides an at-a-glance illustration of our strong linkage between pay and performance and discusses significant changes made over the past several years to our executive pay programs to update for best practices.
Consistent with our pay for performance philosophy, we are committed to ensuring executive pay is appropriately aligned with short-term and long-term performance and shareholder value creation. To help promote this alignment, variable performance-based incentives represent the majority of target pay opportunities for our NEOs. We provide cash-based and equity incentives tied to annual and multi-year performance goals, some of which are measured on an absolute basis and some of which are measured on a relative basis versus peers. Beginning in 2012, and continuing into 2013 and beyond, we are reallocating a portion of incentive compensation from annual cash incentives to long-term equity incentives to increase the focus on long-term value creation and further align executive and shareholder interests.

2012 Company Performance
During 2012, our financial performance continued to be adversely impacted by challenging macro-economic conditions, resulting in a year over year decline in overall net sales and profitability. Operating Profit of $36.8 million in 2012 was $20.3 million below the operating profit of $57.1 million in 2011. Fiscal 2012 results were also negatively impacted by costs related to the beryllium plant ramp-up, integration of the EIS Optics Ltd. acquisition, the shutdown and consolidation of several small facilities and a physical inventory adjustment related to precious metals. However, our consolidated gross profit margin percentage increased, from 15% of sales in 2011 to 16% of sales in 2012, and we were able to maintain, and in some cases expand, our market share within several key product segments. We also introduced a quarterly cash dividend, equal to $0.075 per share, in the second quarter of 2012, reflecting our sound financial condition and commitment to long-term shareholder value creation. Our share price increased from a closing price of $24.28 on December 30, 2011 to $25.78 on December 31, 2012, resulting in an annual total shareholder return, including the newly introduced dividends, of 7.3%.

2012 Compensation Decisions
The impact of our financial and shareholder return performance in 2012 on our executive compensation program for our NEOs is as follows:

•	Salaries - Each NEO received an annual salary increase of 3.3% in 2012, comparable with market median salary increase budgets;

•
Management Incentive Plan (MIP) - Below target annual incentives were earned for 2012, attributable to our below-target performance against our operating profit goal, which represented the majority of the target award opportunity for NEOs, while the component tied to our relative pre-tax return on invested capital (ROIC) performance measured against our peer group was earned at the target level. However, at the Compensation Committee's discretion, the operating profit cash incentive award was completely eliminated for 2012 and, additionally, the ROIC component was reduced to 90% from 100% of target to reflect the charge for the physical inventory adjustment for each of the NEOs and certain Corporate Officers and executives;

•
2012 Long-term Equity Awards - In March 2012, NEOs received an equal value mix of (i) stock appreciation rights (SARs), (ii) time-based restricted stock units (RSUs) and (iii) a combination of performance-based restricted stock units (PRSUs) and performance shares (together, PRSUs/PS) tied to our three-year relative total shareholder return (RTSR) versus industry peers; and

•
2013 Long-term Equity Awards - NEOs will receive an equal value mix of SARs, RSUs, PRSUs tied to three-year RTSR versus peers and PRSUs tied to our three-year ROIC. This revised mix introduces another performance-based equity award component and represents not additional compensation, but rather a reallocation of target values from annual cash incentive opportunities to long-term incentive opportunities.

Our Compensation Committee (Committee) believes these decisions served to enhance our pay-for-performance philosophy and alignment, particularly going forward into 2013 and beyond.

Corporate Governance Changes
Over the last several years, the Committee has made a number of executive pay and related corporate governance changes to further align our executive compensation program with best competitive practice. These changes include:

•
elimination of the “modified single trigger” provision (allowing for severance payments upon a voluntary resignation for any reason in the 13th month following a change in control) from all future severance agreements with new executives;

•	allowed the excise tax gross-up provisions in existing severance agreements to expire and will exclude them from any new agreements;

•
elimination of all executive perquisite programs, other than periodic executive physicals, for the NEOs, including club dues and financial planning, as well as contributions to the Executive Deferred Compensation Plan II (EDCP II) for NEOs, with the values of such amounts added to salaries at the beginning of 2011;

•
implementation of a "double trigger" for all new equity grants beginning in 2011 which will require both a change in control and a subsequent qualified employment termination to take place prior to the vesting of the equity associated with the grants in the event of a change in control. This new provision replaces the current single trigger which only required a change in control to occur. We also increased the change in control beneficial ownership trigger in those agreements from 20% to 30%;

•
reallocation of a portion of the target total incentive award opportunity for NEOs and other senior executives from short-term cash incentives to long-term equity grants. Beginning in 2013, a portion of the annual incentive award opportunity previously tied to relative ROIC versus peers under the MIP will be reallocated to equity grant values. Incentives tied to ROIC will be provided in the form of PRSUs and measured on an absolute basis over a three-year period. Previously, ROIC was measured annually relative to peers and payable in cash under the MIP. For the Chairman and CEO, 100% of the incentive award opportunity previously tied to relative ROIC under the MIP will be provided in the form of PRSUs, starting in 2013. For our other NEOs, 50% of the incentive award opportunity previously tied to relative ROIC under the MIP will be reallocated to equity grant values in 2013, with the remaining 50% reallocated to equity grant values in 2014;

•	reduction of the term of new SARs grants from ten years to seven years beginning with the grants made in May 2011;

•
shortened the time period over which the average closing stock price is used for purposes of determining equity grant levels from a quarterly (fourth quarter of the calendar year preceding the grant date) to a monthly (last full month ending at least ten business days prior to grant date) basis, effective with grants in 2013. This change is intended to bring grant date equity award values used for accounting expense recognition and proxy statement reporting more in line with intended target values, while also minimizing the impact of daily stock price volatility;

•
implementation of share retention guidelines for the Company's nine senior executives (including all of the NEOs) that require 50% of the net after-tax shares acquired by executives through the exercise of stock options and SARs and the vesting of RSUs be retained by the executive for five years after such event. Any other unencumbered common shares beneficially owned by the executives will count in the determination of whether they satisfy the minimum ownership requirements created by the retention ratio, including any shares owned in the Company's 401(k) Plan and any shares that they held prior to adoption of this policy;

•
implementation of a formal clawback policy that goes beyond the existing provisions contained in our equity award agreements and mandates of the Sarbanes-Oxley Act of 2002. Although clawbacks are not yet required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we adopted a clawback policy in anticipation of required clawback policies. When regulations for clawbacks are promulgated by the SEC and the New York Stock Exchange (NYSE), we will modify our policy accordingly to ensure compliance with the new regulations; and

•
seeking shareholder approval to qualify the MIP for the qualified “performance-based compensation" exemption under Code section 162(m), as further described in Proposal 3 on page 47 in this proxy statement. If this proposal is approved, and based on current tax law, future annual cash incentive awards to our CEO and other qualifying “covered employees” will be designed to permit them to be fully tax deductible to the Company.

 2012 Say-on-Pay Vote
At our 2012 annual meeting of shareholders, we received approximately 95% approval, based on the total votes cast, for our annual advisory “Say-on-Pay” proposal to approve the compensation of our NEOs. This strong shareholder endorsement represented a considerable improvement over 2011 voting results, where 78% of votes were cast in favor of our initial “Say-on-Pay” proposal. The Committee considered the 2012 voting results at its meetings, and while it believes the voting results demonstrate significant support for our overall executive pay program, the Committee remains dedicated to continuous improvement both to the existing executive pay programs and the governance environment surrounding the overall program. As a result of its considerations, the Committee continued implementation of the executive pay and corporate governance changes described above for 2012, which changes the Committee believes better align the Company's executive compensation program with best practices in the competitive market.

Compensation Philosophy and Objectives
Our long-standing compensation philosophy has three key objectives:

•	attract, motivate and retain key executives with the ability to profitably grow our business portfolio;

•	build a pay-for-performance environment with total pay levels targeted at the competitive market median; and

•	provide opportunities for share ownership to align the interests of our executives with our shareholders.

We achieved the following objectives in 2012:

•
continued to refine our pay-for-performance environment to motivate our NEOs through the use of incentive plans, including the cash-based MIP, SARs grants and newly introduced PRSUs/PS. The changes include use of relative performance measures versus an industry peer group. Our pay-for-performance philosophy is significant in that we primarily pay incentives when warranted by financial performance, as demonstrated by the fact that our MIP and our prior long-term incentive plans have paid out only about 50% of the time in the past ten years. We believe this set of outcomes over a long time period demonstrates the degree of difficulty of the performance targets;

•
targeted MIP award opportunities above the market median and equity grant values below the market median, with combined annual and long-term incentives targeted at the market median. Our rationale for higher MIP opportunities and lower than market equity grants was driven by the historical cyclicality of our various business units and the resulting difficulty we had in forecasting future financial performance accurately for the purposes of long-term incentive plans (i.e., plans with a performance period longer than one year). Beginning in 2013, as the Company has transitioned into a less cyclical business, a portion of incentive award opportunities for NEOs will be reallocated from the MIP to equity grants, with resulting target annual and long-term incentive award values intended to be comparable with market median levels; and

•	eliminated any subjective, but measureable, individual performance goals in the MIP for all of our NEOs, leaving the entire MIP based on the attainment of objective financial performance goals.

Overall, our executive compensation programs are targeted, in total, at the market median, recognizing that individual NEO's compensation may be higher or lower based on experience, individual performance and other factors.

The Compensation Committee and its Independent Consultant
All of the members of the Committee are independent, non-employee directors as defined by the rules of the New York Stock Exchange. The Committee makes policy and strategic recommendations to the Board and has authority delegated from the Board to:

•	implement executive pay decisions;

•	design the base pay, incentive pay and benefits for the top executives; and

•	oversee our equity incentive plans.
 The Committee met seven times in 2012, and most meetings included an executive session during which management was not present. Most compensation decisions are finalized in the first quarter of each fiscal year. The Committee Charter, which sets forth the Committee's responsibilities on a more comprehensive basis, is available under the “Corporate Governance” tab at http://materion.com and is reviewed on an annual basis to ensure it continues to match changing corporate governance requirements and expectations. This charter was amended in March 2013.
In determining compensation elements and performance goals for the NEOs, the Committee relies on several resources, including the services of Pearl Meyer & Partners (PM&P), an independent compensation consultant that was engaged by, and reports directly to, the Committee and that provides executive compensation consulting services to the Board. In 2012, PM&P also performed a Director Compensation Study.
The Committee retained the services of PM&P in 2010 and 2012 to conduct a competitive pay analysis for our top executives, including the NEOs, for which the Committee is responsible. In addition, the Committee retained PM&P to review the overall executive incentive structure and make recommendations for changes that would be effective in fiscal years 2012 and beyond. The Committee expects to rely on this information for its decisions going forward in 2013.
The Committee also received input from the CEO with respect to salaries, incentives and total pay for the other NEOs, and input from the other NEOs for the other executives who are part of the Committee's responsibility, but all compensation decisions for these individuals were ultimately made by the Committee. In addition, the Committee reviewed tally sheets of overall compensation element values and totals, primarily to identify any competitive issues, gain an understanding of the relative dollar values of each compensation element and to understand the magnitude of total compensation. Finally, the Committee reviewed other business documents such as budgets, financial statements and management reports on our business activities in making its decisions. Compensation for our independent directors is administered by the Governance and Organization Committee.
In 2013, the Committee considered and assessed all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to PM&P's work. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by PM&P.

Benchmarking
In setting base salary and total pay targets for fiscal 2012, the Committee relied on certain benchmark data provided by PM&P in 2010. This data consisted of: (1) survey information published by CHiPS (Executive and Senior Management Total Compensation Survey (2009)), Mercer Human Resource Consulting (U.S. Executive Benchmark Database (2009)) and other public and private executive compensation pay surveys, with each survey containing several hundred participants and no single company being relied upon for data or being material to the Committee's ultimate pay decisions in any significant manner; and (2) a selected peer group of companies.
The Committee used the information collected from the published surveys to determine market median salary and target annual and long-term award amounts that would satisfy our pay philosophy. The target for both salary and total direct pay (the sum of salary and target annual and long-term incentives) was established at the median of the companies represented in the published survey data provided by PM&P. Overall, total compensation for 2012 was established within 7% to 13% of this median for the NEOs for 2012.
In 2010 the Committee selected the peer group of companies used in the pay analysis, with PM&P's assistance and input from management, by applying criteria to identify companies of similar size, complexity and in similar/aspirational positions on end users' supply chains, as well as competitors for executive talent. The peer group had:

•	reported 2009 annual revenue generally between 50% and 200% of our revenue for 2009;

•	business-to-business operations, with sales to other companies rather than the ultimate consumer;

•	a durable goods manufacturing focus; and

•	an orientation toward specialty products and advanced materials, with an emphasis on similar markets.

The members of the peer group and their 2009 revenue, in millions, were as follows:

Company	Revenue	Company	Revenue
Cabot Corporation	$2,243	Kemet Corporation	$736
Ferro Corporation	1,658	Novellus Systems Inc.	639
Carpenter Technology Corporation	1,362	Integrated Device Technology, Inc.	536
Stepan Company	1,276	CTS Corporation	499
Atmel Corporation	1,217	Haynes International, Inc.	439
Hexcel Corporation	1,108	Coherent Inc.	436
RF Micro Devices Inc.	978	RTI International Metals, Inc.	408
Minerals Technologies Inc.	907	Hutchinson Technology Inc.	408
OM Group, Inc.	872	Ceradyne Inc.	401
Skyworks Solutions Inc.	803	Pulse Electronics Corporation	399
The median peer group 2009 revenue was $770 million, which was considered comparable to our 2009 revenue of approximately $715 million. Although somewhat larger in size than other peers, Cabot Corporation and Ferro Corporation were included since both are viewed as direct competitors for executive talent.
A new peer group was selected in 2012 (see below). This new peer group was primarily chosen for the purposes of providing a comparison group for our newly introduced PRSUs/PS grants which measure our RTSR compared to our peers. This peer group was also used for the relative ROIC portion of MIP awards in 2012. For the 2012 peer group, 15 of the companies from the old group were retained, while five companies (Carpenter Technology Corporation, Hexcel Corporation, Hutchinson Technology Inc., Pulse Electronics Corporation and Stepan Company) were replaced by five other companies (A. M. Castle, Inc., Kraton Performance Polymers Inc., PolyOne Corporation, Quaker Chemical Corporation and Rogers Corporation). The replacement companies within this peer group were selected from the S&P SmallCap 600 Index and belong to the Materials and Information

Technology GIC Economic Sectors. Each of these companies also generally experienced directional movements in their stock prices similar to those experienced by us.

     The new peer group and their 2011 net revenues, in millions, were as follows:

Company	Revenue	Company	Revenue
Cabot Corporation	$3,102	Kemet Corporation	$985
PolyOne Corporation	2,864	RF Micro Devices Inc.	871
Ferro Corporation	2,156	Coherent Inc.	803
Atmel Corporation	1,803	Quaker Chemical Corporation	683
OM Group, Inc.	1,515	CTS Corporation	589
Kraton Performance Polymers Inc.	1,437	Ceradyne Inc.	572
Skyworks Solutions	1,419	Rogers Corporation	553
Novellus Systems Inc.	1,353	Haynes International, Inc.	543
A. M. Castle & Co.	1,132	RTI International Metals, Inc.	530
Minerals Technologies Inc.	1,045	Integrated Device Technology, Inc.	527
Our fiscal 2011 revenue of approximately $1.53 billion was above the peer group 75th percentile net sales of $1.46 billion.
The Committee used the median pay data among CEOs and CFOs of the former peer group as an additional checkpoint in determining salaries and targets for annual and long-term awards within a competitive total compensation pay opportunity for the executives. The peer group data showed our CEO and CFO at the 47th and 41st percentiles, respectively, for total compensation, within a competitive range of the market median target. This peer group is also used to determine achievement of the ROIC measure under our MIP and the RTSR measure for PRSUs/PS, as discussed below.
Total Target Compensation Mix for 2012
Our major direct compensation components consist of salary, an annual cash incentive and equity-based, long-term incentives. The following table illustrates the relative pay mix, based on targeted award values, for our NEOs if the target levels for the 2012 MIP were achieved and equity grants were made at target rates. For simplicity and to illustrate the Committee's key goals and objectives, we have only included the major direct pay programs:

				Equity Incentives
				Performance	Performance	Retention
Name	Title	Salary	MIP at Target	(SARs)	PRSUs/PS (Target)	(RSUs)	Total
		Column 1	Column 2	Column 3	Column 4	Column 5	Column 6
Richard J. Hipple	Chairman, President and CEO	22.2%	36.4%	13.8%	13.8%	13.8%	100%
John D. Grampa	Senior VP Finance and CFO	34.7%	32.6%	10.9%	10.9%	10.9%	100%
Daniel A. Skoch (1)	Senior VP Administration	35.6%	32.3%	10.7%	10.7%	10.7%	100%
Gregory R. Chemnitz	VP, General Counsel	39.4%	30.3%	10.1%	10.1%	10.1%	100%
Dollar-based Average		28.8%	34.3%	12.3%	12.3%	12.3%	100%
(1) Mr. Skoch ceased being an executive officer of the Company on December 17, 2012.
Note: The basis for the calculations is the salary that was in place in 2012 for each NEO. Equity incentive values reflect target award opportunities for NEOs. Actual grant date values disclosed in this proxy reflect a higher grant date price than the average stock price used for grant determination purposes and are therefore higher than targeted award values. As previously noted, beginning in 2013, we are reducing the time period over which the average stock price is used for equity grant determination purposes from a quarterly to a monthly basis.
Our long-standing pay-for-performance philosophy has caused the Committee to:

•	set salaries (Column 1 above) as a smaller part of total compensation for the NEOs; and

•
provide a greater portion of the NEOs' total pay in equity-based pay that more closely aligns management's interests with those of our shareholders, including SARs grants (Column 3 above), PRSUs/PS (Column 4 above) and time-based RSUs (Column 5 above). In 2012, performance-based grants represented about 67% of the equity opportunities offered to the NEOs.

Overall, the table above illustrates the following:

•
cash-based pay, as well as short-term pay (the combination of salaries and MIP or Columns 1 and 2 above), is about 63% of the total target pay mix, with equity-based, long-term oriented pay representing the other 37%; and

•	fixed pay (salaries and RSUs or Columns 1 and 5 above) averages about 41% of the total versus 59% for performance-based pay.

The pay mixes noted above are different from the market median data derived from the competitive pay analysis as we continued with our philosophy, which began in 2009, of moving a portion of the equity grant value into the MIP, which resulted in a higher proportion of targeted pay comprised of annual incentives and a lower proportion in equity incentives than most companies. Specifically, in 2009, we discontinued the long-term incentive program we had in place for a number of years, which provided pay for three-year financial performance, and shifted 50% of its value to the MIP with the remaining 50% being split between SARs and RSU grants, such that SARs and RSU grants represented roughly equal values.
We undertook this change in 2009, 2010 and 2011 because of the historical difficulty of reliably forecasting three-year financial performance. Our lack of precision on this issue resulted in a significant number of prior long-term incentive program awards either not paying out at all, indicating performance often well below the threshold levels, or paying at maximum, indicating performance that was often well above maximum. During this time, we were more confident in our ability to forecast annual financial performance through the MIP than we were in establishing multi-year financial goals. As a result, long-term incentives were provided in the form of SARs and RSU grants, which do not require forecasting future financial performance, with their ultimate value linked to how well our stock performs and how much our shareholders benefit. These changes generally maintained the level of pay-for-performance in our overall executive compensation program. Beginning in 2012, we began to place increased emphasis on long-term incentives tied to multi-year performance goals.
In 2012, we began granting a combination award of PRSUs and PS tied to three-year RTSR versus an industry peer group, in addition to SARs and RSU grants, with each award vehicle (PRSUs/PS, SARs and RSUs) equally weighted in terms of target award value for NEOs. This change did not represent additional compensation, but rather a reallocation of the target equity award value for NEOs across three awards instead of two.
As previously noted, beginning in 2013, we will reallocate a portion of incentive award opportunities for NEOs from annual incentives to long-term incentives, to increase the emphasis on long-term value creation. As a result of this change, target annual and long-term incentive award opportunities for NEOs will be more comparable with market median levels, and the number of long-term incentive award vehicles will be increased from three to four.
Executive Compensation Elements
To meet our objectives and reward executives for demonstrating the desired actions and behaviors, we compensate our NEOs through:

•	salary;

•	MIP awards;

•	equity awards;

•	payments upon severance and change in control;

•	retirement and deferred compensation benefits; and

•	health and welfare benefits.

The following is an explanation of the reasons each pay element is included in the total compensation package of an NEO; the intended value, targeted competitive level and targeted portion of total compensation for each pay element; the reasons behind that targeted value, competitive level and proportion of total pay and the interaction, if any, of each pay element with the other pay elements.
Base Salary
In late 2011, the Committee considered and approved base salary increases of 3.3%, effective as of January 1, 2012 for each of the NEOs to maintain alignment with existing competitive positioning. The salaries approved for Messrs. Hipple, Grampa, Skoch and Chemnitz for 2012 were $779,900, $413,200, $385,300 and $333,700, respectively. These increases placed each executive's salary at or slightly above the market median, as defined in the 2010 PM&P study, after accounting for the passage of time. As previously noted, most executive perquisites for our NEOs were discontinued after 2010, with values added into base salaries in 2011, while base salary market values in the PM&P study did not include the value of executive perquisites.
2012 MIP
We established annual performance goals for the MIP based solely on objective financial performance goals for 2012. As further described below, these goals included actual versus budgeted operating profit and ROIC relative to industry peers.
Target incentives as a percentage of salaries for 2012 were set at 164% for Mr. Hipple, 94% for Mr. Grampa, 91% for

Mr. Skoch and 77% for Mr. Chemnitz. These targets were arrived at by the allocation method described above for determining appropriate amounts of annual and long-term incentives and are reflective of the partial reallocation of equity incentives completed in 2009. The above figures are allocated to several performance measures as follows:

Name	Performance Measures as a % of Salary		Total MIP Target
	Relative ROIC	Operating Profit
Richard J. Hipple	47%	117%	164%
John D. Grampa	27%	67%	94%
Daniel A. Skoch	26%	65%	91%
Gregory R. Chemnitz	21%	56%	77%
Actual payouts can range from 0% of target awards, for below-threshold results, up to 200% of target awards at maximum levels. The operating profit goals for 2012 for the NEOs were based on the achievement of overall operating profit as well as the achievement of operating profit targets at each of the Company's major business units. Fifty percent of the overall opportunity was based on the Company's overall operating profit, which was $36.8 million for 2012 as compared to a target of $65.1 million, resulting in a payout of 0% for that portion of the opportunity. The consolidated operating profit of the company's major business units on a weighted basis made up the other 50% of the overall opportunity. For 2012, the business units on a consolidated weighted basis achieved a performance level of 31% on that portion of the opportunity, which was below target and slightly above the threshold. As a result, the total payout for the NEOs was 31% of target for the operating profit component, which was below target and slightly above the threshold. However, at the Committee's discretion, the operating profit component was reduced to zero to reflect a charge for the physical inventory adjustment for each of the NEOs.
For competitive harm reasons, we do not disclose our business unit-specific performance goals for adjusted operating profit. These goals were established for 2012, however, at levels designed to be appropriately difficult to attain, with our threshold goals reflecting our expectation for performance results, our target goals reflecting what we would consider ambitious performance, and our maximum goals reflecting performance that was unlikely to be achieved without extraordinary effort on the part of our employees and very favorable business conditions. To provide context for the expected degree of difficulty in achieving these undisclosed goals, we note that during the past three years, the undisclosed consolidated, business unit-specific adjusted operating profit goals were achieved at an average of approximately 80% of target, consisting of one year of below-target achievement, one year of achievement between target and maximum levels, and one year of achievement between threshold and target levels.
We measure the change in ROIC over the course of the trailing four quarters ended on September 30, 2012 (i.e., the fourth quarter of 2011 and the first three quarters of 2012) in order to determine our ROIC performance versus the four quarters ended on September 30, 2011. We determine our rank within the peer group, which then correlates to a percentage of target payout scale, with threshold performance set at the 25th percentile, target performance at the 50th percentile, and maximum performance at the 100th percentile.
In June 2012, the peer group dropped from 21 companies to 20 as Novellus was purchased. In 2012, a rank of 11 of 20 (the 19 peer companies noted above plus the Company) correlates to a target payout, while a rank of 1 correlates to a maximum payout at 200% of target and a rank of 16 generates a threshold payout at 50% of target. A rank below 16 does not generate a payout. For 2012, the Company achieved a ranking of 11, correlating to a 90% of target payout for the relative ROIC component. The Company's actual incremental change in adjusted ROIC performance of negative 8.3% was the median ROIC for the comparator group (including the Company) and was well above the threshold change in ROIC of negative 15.7%. The 75th percentile change in ROIC was negative 1.8% and the maximum change in ROIC was 9.3%. However, at the Committee's discretion, the ROIC component was reduced to 90% from 100% of target to reflect a charge for the physical inventory adjustment for each of the NEOs.
The table below shows the total payments made from the MIP based on the performance against the relative ROIC measure and operating profit goals:

			Payouts by Performance Measure			Total MIP Payout
	MIP Target		Operating Profit	Relative ROIC	Individual Objectives
Name	%	$
Richard J. Hipple	164%	$1,279,036	$—	$329,898	N/A	$329,898
John D. Grampa	94%	388,408	—	100,408	N/A	100,408
Daniel A. Skoch	91%	350,623	—	90,160	N/A	90,160
Gregory R. Chemnitz	77%	256,949	—	63,069	N/A	63,069

MIP awards earned by the NEOs in 2012 were significantly lower than awards earned in 2011.

Equity Awards
General
The relative values of total compensation among comparable companies in the survey data are the most important determining factors in setting the long-term incentive amounts, along with consideration of the experience, responsibilities and performance of the executive. In fiscal 2012, our equity award program was targeted at levels below the market median for comparable long-term incentive programs among our pay survey group and peer group, offsetting the higher than median targets we set for the MIP. As previously noted, beginning in fiscal 2013, a portion of incentive award opportunities for NEOs will be reallocated from the MIP to equity grants to position short-term and long-term incentives more in line with market median levels. The equity grants currently held by each NEO are not taken into consideration in making new grants to that NEO.
Grants Made in 2012
The equity program for 2012 had three components, each equally weighted in terms of target award value, including:

•
SARs, which are granted at fair market value and appreciate based on increases in the Company's share price and, consequently, the total return achieved for shareholders. SARs vest three years after the grant date, have a term of seven years and are settled in shares;

•
PRSUs/PS, which are tied to our RTSR over three years versus our industry peers. These awards are intended to further align executive pay with long-term shareholder value creation and RTSR performance. The peer group is the same one used for relative ROIC comparisons. Award funding varies based on our three-year RTSR positioning relative to peers as follows: 25th percentile results fund 50% of the target award, 50th percentile results fund 100% of target and performance at or above the 80th percentile funds 200% of target. No PRSUs or PS were earned for relative performance below the peer group 25th percentile. To help manage equity plan share reserves, performance up to the target level earns up to 100% of the target PRSUs, and performance above the target level up to the maximum level earns up to 100% of the target PS (No additional PRSUs are earned for performance above the target level, and no PS are earned below the target level). PRSUs are payable in shares, while PS are payable in cash. Any earned awards vest at the end of the three-year performance cycle; and

•	time-based RSUs, which are designed for retention purposes and are earned by NEOs based on the passage of time and continued employment. The RSUs vest after three years of service.
The table below shows the equity grants and their associated grant date fair values for 2012 for the NEOs:

Name	Equity Grants (# of shares)			Target Equity Grant Values
	SARs	PRSUs/PS	RSUs	SARs	PRSUs/PS	RSUs
Richard J. Hipple	44,897	19,632/19,632	19,632	$577,784	$ 578,162/0	$578,162
John D. Grampa	12,277	5,201/5,201	5,201	157,994	153,169/0	153,169
Daniel A. Skoch	10,733	4,693/4,693	4,693	138,124	138,209/0	138,209
Gregory R. Chemnitz	8,056	3,387/3,387	3,523	103,673	99,747/0	103,752
Grant date values shown above for SARs are based on the Company's present value assumptions used for accounting expense recognition purposes. Present value assumptions used for determining future SARs grants will be based on similar assumptions used for accounting expense recognition, to bring reported values more in line with intended target values.
The Committee is solely responsible for granting equity awards. The awards traditionally are granted in February or March after the Company's annual earnings have been announced. Equity grants for 2012 were made to the NEOs on March 1, 2012 and award values shown above are based on our grant date closing stock price of $29.45 per share. In February 2007, the Committee adopted Stock Award Administrative Procedure Guidelines related to the various forms of equity grants designed to formalize the process of establishing the date of grant, grant prices at fair market value and other administrative practices appropriate for equity grants to executives.
To minimize the impact of daily stock price volatility, equity grant calculations have historically been based on our average closing stock price for the fourth quarter of the calendar year preceding the date of grant. Equity grant levels shown above were based on our average closing stock price for the fourth calendar quarter of 2011 of $24.63. Beginning in 2013, grant levels will be calculated using the average closing price for the last full month ending at least ten business days prior to the grant date.
All equity awards made in 2012 were granted pursuant to the 2006 Stock Incentive Plan (As Amended and Restated as of May 4, 2011). NEOs are required to forfeit outstanding awards and pay back any amounts realized from equity grants if they engage in activity deemed to be detrimental to the Company, as defined in the equity award agreements.
Severance Payments and Payments Upon a Change in Control
Mr. Hipple, Mr. Grampa and Mr. Skoch are parties to Severance Agreements (as noted below, certain provisions for Mr.

Skoch were subsequently modified through a separate Transition and Release Agreement) that provide two-year severance benefits in the event of involuntary termination of employment by us, other than for cause or gross misconduct, or due to resignation as a result of a reduction in salary or incentive pay opportunity, provided that such a reduction in salary or incentive pay opportunity is not part of a general reduction in compensation opportunity for all officers. These Severance Agreements were adopted to retain top level executives.
The Severance Agreements also provide each NEO mentioned above with benefits in specified circumstances following a change in control. The triggering events for a change in control are described in the section entitled “Other Potential Post-employment Payments” and were designed to be competitive and appropriate based primarily on advice from legal counsel as well as the experience of our directors. If the NEO resigns for defined “Good Reason”, or his employment is terminated by the Company for reasons other than for cause during the three years following a change in control, he will receive three-year severance benefits, as described under “Other Potential Post-employment Payments”.
The Committee adopted a “gross-up” provision in February 2007 for the “parachute tax” under the Code section 280G in the context of a change in control. At that time, the Committee determined that a “gross-up” feature was appropriate because the CEO was new to his role and the cap would be determined by his compensation in a lesser capacity. Based on this logic, the Committee also included a sunset provision in the “gross-up” feature so that it would automatically end five years after adoption; this provision expired in February 2012. In addition, the Committee confirmed its intent not to enter into any new Severance Agreements that included such a provision.
The Committee believes the Severance Agreements are an important part of the competitive executive compensation package because they help ensure the continuity and stability of executive management and provide protection to the NEOs. The Committee also believes the Severance Agreements reduce the NEOs' interest in working against a potential change in control and help to minimize interruptions in business operations by reducing any concerns they have of being terminated prematurely and without cause during an ownership transition. The Company benefits from these agreements in that in exchange for the protections offered, each NEO agrees to:

•	refrain from competing while employed or for two years after an involuntary termination of employment;

•	refrain from soliciting any employees, agents or consultants to terminate their relationship with us;

•	protect our confidential information; and

•	assign to the Company any intellectual property rights to any discoveries, inventions or improvements made while employed by us or within one year after his employment terminates.

Transition and Release Agreement
On December 17, 2012, the Company entered into a Transition and Release Agreement (Transition Agreement) with Mr. Skoch to provide for a successful transition of his responsibilities through the time of his planned retirement in July 2013. Under the terms of the Transition Agreement, Mr. Skoch will remain an employee through July 7, 2013 and receive his regular base salary. He will also continue to participate in employee benefit plans and the MIP, with any award earned in 2013 payable on a pro-rated basis. Additionally, any existing and future equity awards will continue to vest per their original terms, notwithstanding Mr. Skoch's retirement. During his continued employment, Mr. Skoch may not be terminated for any reason other than gross misconduct.
Upon retirement, Mr. Skoch will have the option of entering into a one-year agreement to provide consulting services to us in exchange for a lump sum amount equal to his 2013 annual base salary, payable on the first business day of the seventh month after his retirement (or, if earlier, upon his death), plus certain health care benefits and reimbursement of Company-approved expenses.
In consideration for the compensation and benefits to be provided under the Transition Agreement, Mr. Skoch waived his rights to severance benefits arising from any involuntary termination under his Severance Agreement with us, except in the event of a change in control. If a change in control occurs while Mr. Skoch remains an employee, his rights will be governed by the Severance Agreement and he will no longer be entitled to compensation or benefits under the Transition Agreement. The Transition Agreement also contains a release by Mr. Skoch and other customary provisions.
Retirement Benefits
We provide a variety of plans and benefits to our NEOs that fall under the heading of retirement and deferred compensation benefits, including the:
•Materion Corporation Pension Plan (Pension Plan);
•Materion Corporation Supplemental Retirement Benefit Plan (SRBP);
•Materion Corporation Retirement Savings Plan (401(k) Plan); and

•Materion Corporation Executive Deferred Compensation Plan II (EDCP II).
The special awards plan was designed to make up for Code limitations associated with the Pension Plan for the NEOs, but was eliminated at the end of 2010, with the SRBP assuming the same role beginning in 2011. The Committee believes each of these programs is necessary from a competitive viewpoint and for retention purposes.
Pension Plan
The Pension Plan is the primary vehicle for providing retirement compensation to the majority of our employees and is a tax-qualified defined benefit pension plan. All the NEOs participate in the Pension Plan. Before June 1, 2005, the benefit formula was 50% of the final average earnings over the highest five consecutive years minus 50% of the annual Social Security benefit with the result prorated for service of less than 35 years. Effective as of May 31, 2005, we froze the benefit under the prior formula for all employees, including the NEOs.
Beginning June 1, 2005, the Pension Plan formula was reduced for all participants, including the NEOs, to 1% of each year's compensation, as defined in the Pension Plan. The retirement benefit for these individuals will be equal to the sum of that earned as of May 31, 2005 and that earned under the new formula for service after May 31, 2005. However, because the amount of compensation that may be included in the formula for calculating pension benefits and the amount of benefit that may be accumulated in the Pension Plan are limited by the Code, the NEOs will not receive a Pension Plan benefit equal to 1% of their total pay.
The tax code limitations associated with the Pension Plan are taken into account by the Committee in determining amounts intended to supplement retirement income for the NEOs, such as the SRBP described below. The benefit accumulated under the Pension Plan does not affect any other element of compensation for the NEOs, except to the extent it is included in the calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Other Potential Post-employment Payments”.
SRBP
The Committee and the Board of Directors approved the SRBP in September 2011. The SRBP is an unfunded, nonqualified deferred compensation plan that provides retirement benefits for a select group of management or highly compensated employees to supplement the pension benefits paid to them from the Pension Plan. As noted above, the Pension Plan is the primary vehicle for providing retirement compensation to the majority of our employees, including the NEOs.
Through 2010, the Committee made special awards to NEOs to provide supplemental retirement compensation because of the tax code limitations associated with the Pension Plan, which prevent NEOs from receiving the full benefit of the Pension Plan. Special awards were current, taxable annual payments made to the NEOs to take the place of a traditional supplemental executive retirement plan. The Committee elected to replace the special awards with the SRBP because the circumstances that gave rise to the special awards concept have changed and become more favorable to the use of a traditional supplemental executive retirement plan. The SBRP was effective as of September 13, 2011 and current participants include the NEOs as well as other members of senior management. Mr. Chemnitz was named as a participant in the SRBP effective December 5, 2012, with all service included since his hire date of September 17, 2007. Since Mr. Chemnitz did not receive any special awards, his Offset Amount (as explained below) is zero.
A participant's benefit under the SRBP will be the amount of the participant's “Prevented Benefits” (as described below), reduced by a participant's designated “Offset Amount” (that which was paid in prior years as special award payments), as set forth in the SRBP. A participant's interest in benefits payable under the SRBP will be vested and nonforfeitable to the same extent and in the same manner as benefits are vested and nonforfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to a participant in a single sum payment on or about the first day of the third month next following the date of his separation from service, or in certain cases as necessitated by tax law provisions, the first business day of the month that is at least six months after his separation from service.
“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to a participant under the Pension Plan and the regular pension benefits that would be so payable to the participant under the Pension Plan if such benefits were determined including in compensation any compensation that was deferred on an elective basis under any nonqualified deferred compensation plan or agreement with an employer and without regard to limitations on covered compensation and benefit amounts imposed by the Code and taking into account any special calculation provisions for a participant as set forth on Schedule I to the SRBP. Currently, Schedule I of the SRBP contains such special calculation provisions for Mr. Hipple, (an additional five years of serviced credit provided to him in 2006) as discussed below in the narrative disclosure for the 2012 Pension Benefits Table.
401(k) Plan
The 401(k) Plan is a tax-qualified defined contribution plan. All of the NEOs participate in this plan as part of their competitive total compensation package. The 401(k) Plan offers the NEOs and all other employees the opportunity to defer income. In addition, we made a matching contribution to each employee equal to 25% of the first 6% of compensation deferred by the employee.

This compensation element is tax-deferred and is not intended to affect the value of any other compensation element, but the amount of contributions that may be made under the 401(k) Plan may affect calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Other Potential Post-employment Payments”.
EDCP II
In 2004, the Committee established the EDCP II to replace the Key Employee Share Option Plan (KESOP), which is described in the section entitled “2012 Nonqualified Deferred Compensation”. The EDCP II provides an opportunity for the NEOs to defer a portion of their compensation.
During 2010, the Committee elected to eliminate the Company contribution for the NEOs for 2011 and beyond. Estimated amounts for this benefit were calculated and added to each NEO's salary. The Committee made this change primarily to simplify investor understanding of the overall executive pay program by having as few programs as possible going forward, with the vast majority of executive pay concentrated in salary and annual and equity incentives. The amounts added to salary for Messrs. Hipple, Grampa, Skoch and Chemnitz to replace the estimated EDCP II amounts were $23,000, $7,000, $6,000 and $4,000, respectively, effective as of January 1, 2011.
Health and Welfare Benefits
The NEOs participate in group life, health and disability programs provided to all salaried employees. Except for periodic executive physicals, no other special health or welfare benefits are provided to the NEOs.
Perquisites
Effective for 2011 and beyond, the Committee elected to add the amounts associated with historical perquisites (other than periodic executive physicals) into the salaries of the NEOs and eliminate any future payments for these perquisites. This process was undertaken to simplify the executive pay structure. The amounts added to salary in 2011 for perquisites for Messrs. Hipple, Grampa, Skoch and Chemnitz were $27,000, $18,000, $22,000 and $19,000, respectively.
Accounting and Tax Effects
The Committee considers both the financial reporting and the taxation of compensation elements in its decision-making process. The Committee seeks a balance between the Company's best interests, fair treatment for the executives and minimizing taxation of the compensation offered to the executive while maximizing immediate deductibility.
The Committee is also aware of Code section 162(m), which limits deductions for certain compensation paid to individual NEOs (with the exception of the CFO) in excess of $1 million. In response, the Committee designs much of the total compensation package of the NEOs to qualify for the exemption of “performance-based” compensation from the deductibility limit. As described in Proposal 3 on page 47, we are seeking shareholder approval to qualify future payments under the MIP for full tax deductibility under Code section 162(m). However, the Committee reserves the right to design and use compensation instruments that may not be deductible within the rules of Code section 162(m), if those instruments are in the Company's best interests.
2013 Compensation Changes
Effective for 2013, the Committee made the following changes to the compensation program for NEOs:

•
a portion (100% for the Chairman and CEO and 50% for other NEOs) of the incentive award opportunity that was previously tied to relative ROIC under the MIP will be reallocated to equity grant values. For NEOs other than the Chairman and CEO, the remaining 50% of the incentive award opportunity previously tied to relative ROIC under the MIP will be reallocated to equity grant values beginning in fiscal 2014;

•
incentives tied to ROIC will now be measured on a three-year absolute basis and granted in the form of PRSUs. Previously under the MIP, performance was measured on a one-year basis relative to peers and payable in cash. Any earned PRSUs will be paid in cash;

•
a new Value-added Sales metric will be added to the MIP, with a fiscal 2013 performance mix tied 85% to operating profit and 15% to Value-added Sales (defined as sales less the cost of five specific metals in sales (gold, silver, platinum, palladium and copper);

•
long-term incentives for 2013 will be allocated through an equal value mix of SARs, PRSUs tied to three-year RTSR, PRSUs tied to three-year absolute ROIC and RSUs, with each weighted 25% of the total target long-term incentive award opportunity; and

•
equity grant levels will be calculated using the average closing stock price for the last full month ending at least 10 business days prior to the date of grant. Previously, grant levels were determined using the average closing price for the fourth quarter of the calendar year preceding the grant date.

The Committee chose to make these changes in order to have an equity-based incentive that was strongly performance-based and that reflects the continued evolution of the Company's pay philosophy and supporting pay programs.

The table below illustrates the overall allocations of the direct pay components of the pay program for the NEOs for 2013:

			Annual Incentives		Long-term Incentives
Name	Market Median Total Direct Compensation (1)	2013 Salary (2)	Adjusted Op. Profit Measure (3)	Value-added Sales Measure (3)	SARs (4)	PRSUs (4)	RSUs (4)	Target Total Direct Compensa-tion
Richard J. Hipple	$3,524,000	$802,500	$790,086	$148,839	$473,475	$930,900	$465,450	$3,611,250
John D. Grampa	1,290,000	450,000	306,000	54,000	121,500	243,000	121,500	1,296,000
Daniel A. Skoch	1,012,000	396,500	262,880	46,390	103,090	202,215	103,090	1,114,165
Gregory R. Chemnitz	949,000	360,000	205,020	36,180	79,200	158,400	79,200	918,000
Total	$6,775,000	$2,009,000	$1,563,986	$285,409	$777,265	$1,534,515	$769,240	$6,939,415

(1)	Provided by PM&P in 2012 executive compensation review, updated by 3.2% to a 2013 timeframe.

(2)	2013 salaries as approved by the Committee in late 2012.

(3)	Allocations/payouts assuming target performance. Performance above or below target will result in different payouts.

(4)	Expected/estimated grant values allocated equally across SARs, RSUs, RTSR PRSUs and absolute ROIC PRSUs.

The Committee's objectives and rationale for the above pay program include:

•	the Committee's primary concern was to focus on the larger direct pay programs such as salaries and annual and long-term/equity incentives, which are more easily understood by shareholders;

•
for NEOs and other senior executives, the Committee wanted to increase the emphasis on equity grants and long-term value creation, by shifting a portion of incentive award opportunities from the MIP to equity grants. Resulting annual and long-term target incentives will be comparable with market median levels, as will target total direct compensation. Expressed as percentages of salary, the combined sum of target annual and long-term incentive award opportunities for NEOs in fiscal 2013 remain unchanged from 2012 levels;

•	the Committee decided that two outcomes were important in the performance measure allocation within the 2013 MIP:
•the majority of the MIP should be based on the operating profit goal because this represented the
NEOs' primary area of responsibility; and
•a secondary portion of the MIP should be allocated to a new Value-added Sales goal, to encourage profitable growth, with ROIC measured over a three-year period as part of the long-term incentive program.

•	the Committee decided on an equal value split between SARs, PRSUs tied to RTSR, PRSUs tied to absolute ROIC and RSUs to appropriately balance several key objectives, as follows:
•SARs - long-term absolute stock price appreciation;
•PRSUs - encourage outperformance in terms of our actual versus planned ROIC results over a multi-year period and long-term shareholder value creation as measured against a peer group of companies likely regarded by investors as alternative investments; and
•RSUs - executive retention.

The Committee viewed these objectives as equally important and each instrument is the primary motivator for achievement of those objectives.
Overall, the Committee wanted to ensure an appropriate allocation to the major pay programs based on targeting objectives considered important to the Company.
Share Retention Guidelines
The Committee implemented share retention guidelines beginning in 2011 that require 50% of the net after-tax shares acquired by executives through the exercise of stock options and SARs and the vesting of RSUs be retained by the NEO for five years after such event. Any other unencumbered common shares beneficially owned by the executives will count in the determination of whether that executive satisfies the minimum ownership requirements created by the retention ratio, including any shares owned in the Company's 401(k) Plan and any shares that the executives held prior to adoption of this policy of which all the NEOs are in compliance. Upon the implementation of these guidelines, the Committee eliminated a previous informal requirement that executives hold for seven years 100% of the net after-tax shares acquired upon the vesting of RSUs. The Committee believes the implementation of formal share retention guidelines will help to further ensure that the interests of the NEOs and shareholders are aligned.
Anti-hedging Policy
In our Insider Trading Policy, we have prohibited insiders from purchasing any financial instrument or engaging in any other transaction, such as a prepaid variable forward contract, equity swap, collar or exchange fund, that is designed to hedge or offset any decrease in the market value of the Company securities. The policy also prohibits insiders from pledging or loaning Company securities.
Clawback Policy
As noted above, the Committee also elected to implement a formal clawback policy for the NEOs in advance of final regulations from the SEC or NYSE. This policy is in addition to the clawback provisions contained in our equity award agreements that require NEOs to forfeit outstanding awards and pay back any amounts from equity grants if they engage in activity deemed to be detrimental to the Company. The Committee elected to implement aspects of this policy early because it believes a clawback policy represents an important protection for shareholders and is viewed favorably from a corporate governance standpoint. The clawback policy covers equity awards and the MIP. This policy was amended in 2012 to include income in 2012 and later years and the Committee expects to amend it again when SEC or NYSE final regulations become available.
Compensation Policies and Practices to Risk Management
In setting compensation, the Committee considers the risks to Materion's shareholders and to the achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives' compensation is performance-based and “at-risk,” we believe our executive and employee compensation plans are appropriately structured and are not reasonably likely to result in a material adverse effect to the Company.
In its review the Committee noted that:

•
incentive programs provide for balance in that performance measures and goals were tied to the Company's strategic objectives, achievable financial performance centered on the Company's expectations, relative performance against a peer group of companies and specific individual goals;

•
a significant portion of variable compensation is delivered in equity (SARs, PRSUs/PS, and RSUs) with multi-year vesting. The Company believes that equity compensation helps reduce compensation risk by balancing financial or strategic goals against any other factors management may take into consideration to ensure long-term shareholder value;

•	limited upside opportunity on incentive awards further ensures that management does not have any incentive to pursue short-term financial performance at the expense of long-term shareholder value;

•	the Company implemented extended scope share retention guidelines to encourage a focus on long-term growth rather than short-term gains; and

•	the Company extended the scope of our clawback policy to recoup from culpable NEOs any gains that are later found to be based on erroneous financial statements.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2012.
The foregoing report has been furnished by the Compensation Committee of the Board of Directors.
Vinod M. Khilnani (Chairman)
William B. Lawrence
N. Mohan Reddy
William R. Robertson
Darlene J. S. Solomon
Robert B. Toth
Notwithstanding anything to the contrary as set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

2012 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our Chief Executive Officer and our other named executive officers (NEOs) who served in such capacities during the fiscal year ended December 31, 2012:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen-sation ($) (5)	Change in Pension Value and Non- qualified Deferred Compen-sation Earnings ($) (6)	All Other Compen-sation ($) (7)	Total ($)
Richard J. Hipple	2012	779,421	—	1,156,324	577,784	329,898	447,064	4,146	3,294,637
Chairman, President and	2011	754,038	—	798,222	825,998	813,158	206,712	3,933	3,402,061
Chief Executive Officer	2010	704,634	168,450	419,384	615,717	1,694,961	40,506	31,304	3,674,956

John D. Grampa	2012	412,946	—	306,338	157,994	100,408	189,894	4,512	1,172,092
Sr. Vice President Finance	2011	399,519	—	213,713	221,152	247,012	122,856	4,071	1,208,323
and Chief Financial Officer	2010	374,511	93,100	126,081	185,112	519,000	68,266	19,725	1,385,795

Daniel A. Skoch (8)	2012	385,063	—	276,418	138,124	90,160	384,564	4,841	1,279,170
Sr. Vice President	2011	372,461	—	190,802	197,450	222,812	351,887	4,821	1,340,233
Administration	2010	344,732	131,770	116,013	170,304	446,206	112,204	27,735	1,348,964

Gregory R. Chemnitz	2012	333,494	—	203,500	103,673	63,069	145,901	4,752	854,389
Vice President,	2011	322,558	—	141,362	146,290	170,896	27,560	3,813	812,479
General Counsel	2010	299,877	—	77,590	113,916	336,060	21,107	15,429	863,979

(1)	For 2012, “Salary” includes deferred compensation under the 401(k) Plan in the amount of $22,000 for each of Messrs. Hipple, Grampa and Skoch and $21,804 for Mr. Chemnitz.

(2)
The amounts reported for 2010 represent special awards authorized by the Compensation Committee in its discretion in lieu of a supplemental retirement benefit plan. These special awards were discontinued after 2010 due to the adoption of the SRBP.

(3)
The amounts reported for 2012 in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for RSUs granted during 2012 to each NEO and, based on probable outcome, for the PRSUs and PS that are subject to FASB ASC Topic 718. Assuming the highest level of achievement of the performance conditions to which the PRSUs and PS are subject, the fair value of the PRSUs and PS would be: Mr. Hipple $1,156,324, Mr. Grampa $306,338; Mr. Skoch $276,418 and Mr. Chemnitz $203,500. See Note K to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 for the assumptions used in calculating the fair values. See the "2012 Grants of Plan Based Awards" table in this proxy statement for information on awards made in 2012.

(4)
The amounts reported for 2012 in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for SARs granted to each NEO during 2012. See Note K to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 for the assumptions used in calculating the fair value. See the “2012 Grants of Plan Based Awards” table for information on awards made in 2012.

(5)	The amounts in this column for 2012 represent the payments made to the NEOs under the Management Incentive Plan.

(6)
The amounts in this column for 2012 represent the change in pension and SRBP values and earnings in excess of 120% of the applicable federal rate in effect during 2012 for the KESOP and EDCP II plans discussed in this proxy statement. These earnings are as follows:

Name	Pension ($)	SRBP ($)	KESOP/ EDCP II ($)	Total ($)
Richard J. Hipple	68,123	368,746	10,195	447,064
John D. Grampa	69,378	109,970	10,546	189,894
Daniel A. Skoch	150,430	222,194	11,940	384,564
Gregory R. Chemnitz	38,758	99,199	7,944	145,901

(7)	For each NEO, “All Other Compensation” for 2012 includes group life insurance premiums and the Company match in the 401(k) Plan and to the Health Savings Account for Mr. Skoch.

(8)	Mr. Skoch ceased being an executive officer of the Company on December 17, 2012.

2012 GRANTS OF PLAN BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Type of Grant	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard J. Hipple	MIP	3/1/2012	—	1,279,036	2,558,072	—	—	—	—	—	—	—
	PRSUs	3/1/2012	—	—	—	4,908	19,632	19,632	—	—	—	578,162
	PS	3/1/2012	—	—	—	—	—	19,632	—	—	—	—
	RS	3/1/2012	—	—	—	—	—	—	19,632	—	—	578,162
	SARs	3/1/2012	—	—	—	—	—	—	—	44,897	29.45	577,784
John D. Grampa	MIP	3/1/2012	—	388,408	776,816	—	—	—	—	—	—	—
	PRSUs	3/1/2012	—	—	—	1,300	5,201	5,201	—	—	—	153,169
	PS	3/1/2012	—	—	—	—	—	5,201	—	—	—	—
	RS	3/1/2012	—	—	—	—	—	—	5,201	—	—	153,169
	SARs	3/1/2012	—	—	—	—	—	—	—	12,277	29.45	157,994
Daniel A. Skoch	MIP	3/1/2012	—	350,623	701,246	—	—	—	—	—	—	—
	PRSUs	3/1/2012	—	—	—	1,173	4,693	4,693	—	—	—	138,209
	PS	3/1/2012	—	—	—	—	—	4,693	—	—	—	—
	RS	3/1/2012	—	—	—	—	—	—	4,693	—	—	138,209
	SARs	3/1/2012	—	—	—	—	—	—	—	10,733	29.45	138,124
Gregory R. Chemnitz	MIP	3/1/2012	—	256,949	513,898	—	—	—	—	—	—	—
	PRSUs	3/1/2012	—	—	—	847	3,387	3,387	—	—	—	99,747
	PS	3/1/2012	—	—	—	—	—	3,387	—	—	—	—
	RS	3/1/2012	—	—	—	—	—	—	3,523	—	—	103,752
	SARs	3/1/2012	—	—	—	—	—	—	—	8,056	29.45	103,673

(1)
These columns show the PRSUs and PS that were granted in 2012. For each NEO, the PRSUs are the first entry in these columns, and the PS are the second entry in these columns. The PRSUs will be earned based on our RTSR performance over three years versus industry peers. The target level of PRSUs will be earned for target or better performance and settled in shares. The PS will be earned for performance above target levels and will be settled in cash. No additional PRSUs are earned for performance above the target level, and no PS are earned below the target level. The dashes indicated for the PS for threshold and target levels in these columns reflect that PS will be earned only for performance above the target level up to the maximum amount. Any earned awards vest after the end of the 2012-2014 performance cycle.

(2)	This column shows the RSUs that were granted in 2012. These RSUs will vest three years from the date of grant, provided these executives are continuously employed three years from the date of grant.

(3)
This column shows the SARs that were granted in 2012. These SARs become fully exercisable and vest 100% after three years, provided these executives are continuously employed three years from the date of grant.

(4)
The amounts reported in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for stock and option awards, the SARs and RSUs, and the fair value based on the probable outcome for the PRSU/PS. See Note K to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 for the assumptions used in calculating the fair value.

Executive Employment Arrangements
None of the NEOs have an employment agreement. However, each NEO has a Severance Agreement that provides the executive with three-year severance benefits upon termination or significant change in the duties of the executive as a result of a change in control as defined in the agreement, and, except for Messrs. Chemnitz and Skoch, two-year severance benefits in the event of certain involuntary terminations. Discussion of the payouts provided for under various termination situations is set forth in the section “Other Potential Post-employment Payments” below.
Salaries and Non-equity Incentive Plan Compensation
For 2012, base salaries and annual incentives (including amounts deferred to the 401(k) Plan) as a percentage of total compensation shown in the “2012 Summary Compensation Table” were 39% for Mr. Hipple, 48% for Mr. Grampa, 40% for Mr. Skoch and 51% for Mr. Chemnitz.
Stock and Option Awards
Stock and option awards under the 2006 Plan were made during 2012 in the form of SARs, RSUs and PRSUs/PS. Descriptions and the reason for these types of grants are included in the CD&A.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Richard J. Hipple	8,700	—	24.03	5/2/2016
	15,000	—	44.72	2/15/2017
	11,102	—	27.78	2/15/2018
	90,147	—	15.01	2/10/2019
	—	53,515	21.24	2/22/2020
	—	38,474	39.30	5/4/2018
	—	44,897	29.45	3/1/2019
					59,688	1,538,757
							19,632	506,113
	124,949	136,886

John D. Grampa	15,000	—	17.08	2/3/2014
	15,000	—	17.68	2/8/2015
	14,000	—	24.03	5/2/2016
	4,550	—	44.72	2/15/2017
	3,356	—	27.78	2/15/2018
	25,671	—	15.01	2/10/2019
	—	16,089	21.24	2/22/2020
	—	10,301	39.30	5/4/2018
	—	12,277	29.45	3/1/2019
					16,575	427,304
							5,201	134,082
	77,577	38,667

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Daniel A. Skoch	15,000	—	17.08	2/3/2014
	15,000	—	17.68	2/8/2015
	14,000	—	24.03	5/2/2016
	4,400	—	44.72	2/15/2017
	3,203	—	27.78	2/15/2018
	24,504	—	15.01	2/10/2019
	—	14,802	21.24	2/22/2020
	—	9,197	39.30	5/4/2018
	—	10,733	29.45	3/1/2019
	—				15,010	386,958
							4,693	120,986
	76,107	34,732

Gregory R. Chemnitz	1,373	—	27.78	2/15/2018
	16,801	—	15.01	2/10/2019
	—	9,901	21.24	2/22/2020
	—	6,814	39.30	5/4/2018
	—	8,056	29.45	3/1/2019
					7,120	183,554
							3,387	87,317
	18,174	24,771

(1)
These amounts represent the SARs that were granted in 2012, 2011 and 2010. These SARs vest 100% after three years. The SARs expiring on 2/22/20 were granted on 2/22/10, the SARs expiring on 5/4/18 were granted on 5/4/11 and the SARs expiring on 3/1/19 were granted on 3/1/12.

(2)
RS and/or RSUs were granted to Messrs. Hipple, Grampa, Skoch and Chemnitz on 2/22/10, 5/4/11 and 3/1/12. RS and RSUs vest three years from the date of grant and are subject to forfeiture if these executives are not continuously employed for a three-year period from the date of grant. These awards were granted as follows:

Name	2/22/10 Grant	5/4/11 Grant	3/1/12 Grant
Richard J. Hipple	19,745 RS	20,311 RSUs	19,632 RSUs
John D. Grampa	5,936 RS	5,438 RSUs	5,201 RSUs
Daniel A. Skoch	5,462 RS	4,855 RSUs	4,693 RSUs
Gregory R. Chemnitz	3,653 RSUs	3,597 RSUs	3,523 RSUs

(3)	Amounts in these columns were calculated using the December 31, 2012 Materion Corporation common stock closing price of $25.78 multiplied by the number of shares in the preceding column.

(4)
PRSUs and PS were granted to Messrs. Hipple, Grampa, Skoch and Chemnitz on March 1, 2012. The PRSUs will be earned based on our RTSR performance over three years versus industry peers. The target level of PRSUs will be earned for target or better performance and settled in shares after 12/31/14. The PS will be earned for performance above target levels and will be settled in cash after 12/31/14. No additional PRSUs are earned for performance above the target level, and no PS are earned below the target level. Any earned awards vest after the end of the 2012-2014 performance cycle. The number of PRSUs and PS reported is based on the level of actual achievement for the performance metric through December 31, 2012.

2012 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Hipple	32,641	966,500
John D. Grampa	9,295	275,225
Daniel A. Skoch	8,873	262,730
Gregory R. Chemnitz	6,083	180,118

2012 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Richard J. Hipple	Materion Corporation Pension Plan	11	293,814	—
	Materion Corporation Supplemental Retirement Benefit Plan (1)	16	614,128	—
John D. Grampa	Materion Corporation Pension Plan	14	444,851	—
	Materion Corporation Supplemental Retirement Benefit Plan	14	157,795	—
Daniel A. Skoch	Materion Corporation Pension Plan	29	944,369	—
	Materion Corporation Supplemental Retirement Benefit Plan	29	461,725	—
Gregory R. Chemnitz	Materion Corporation Pension Plan	5	112,996	—
	Materion Corporation Supplemental Retirement Benefit Plan	5	99,199	—
(1) Mr. Hipple receives an additional five years of credited service under the SRBP.
Assumptions:

•	Measurement Date: December 31, 2012

•	Interest Rate for Present Value: 4%

•	Mortality (Pre-commencement): None

•	Mortality (Post-commencement): RP-2000 Mortality Table projected to 2020 using Scale AA (separate male and female rates)

•	Withdrawal and disability rates: None

•	Retirement rates: None prior to Age 65, except age 64 for Mr. Skoch

•	Normal Retirement Age: Age 65, except attained age for Mr. Grampa who turned 65 years old in June 2012 and 64 for Mr. Skoch as explained in the narrative below

•	Accumulated benefit is calculated based on credited service and pay as of December 31, 2012

•	All results shown are estimates only; actual benefits will be based on data, pay and service at time of retirement
The Materion Corporation Pension Plan (qualified pension plan) is a defined benefit plan under which Messrs. Hipple, Grampa, Skoch and Chemnitz are currently accruing benefits. Effective as of the close of business on May 31, 2005, the benefit under the prior formula for Messrs. Hipple, Grampa and Skoch (50% of final average earnings over the highest five consecutive years minus 50% of annual Social Security benefit, the result prorated for service less than 35 years) was frozen. The frozen annual benefits as of May 31, 2005, payable beginning at age 65 as a single life annuity, for Messrs. Hipple, Grampa and Skoch are $9,855, $17,255 and $54,856, respectively. Credited service for pension benefit purposes as of May 31, 2005 for Messrs. Hipple, Grampa and Skoch is 3, 6 and 21 years, respectively.
Beginning June 1, 2005, the qualified pension plan formula was changed for Messrs. Hipple, Grampa and Skoch to 1% of each year’s earnings. The retirement benefit for these individuals will be equal to the sum of that earned as of May 31, 2005 and that earned under the new formula for service after May 31, 2005. Mr. Chemnitz was hired on September 17, 2007. His retirement benefit will be equal to 1% of each year’s earnings.
The “2012 Pension Benefits” table shows for Messrs. Hipple, Grampa, Skoch and Chemnitz the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year under the qualified pension plan. We do not sponsor any other qualified defined benefit plan that provides benefits to Messrs. Hipple, Grampa, Skoch and Chemnitz. We also sponsor a nonqualified defined benefit plan that provides benefits to Messrs. Hipple, Grampa, Skoch and Chemnitz. See the section entitled “Supplemental Retirement Benefit Plan” for more information.
The “Present Value of Accumulated Benefit” is the lump-sum value as of December 31, 2012 of the annual pension benefit that was earned as of December 31, 2012 that would be payable under the qualified pension plan for Messrs. Hipple, Grampa, Skoch and Chemnitz for life beginning at their normal retirement age, or attained age if older than age 65. The normal retirement age is defined as age 65 in the qualified pension plan. Certain assumptions were used to determine the lump-sum value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described immediately following the “2012 Pension Benefits” table.
If the participant terminates employment before completing 10 years of service, the annuity may not commence prior to age 65. If the participant terminates employment after completing 10 years of service, the annuity may commence as early as age 55 and is reduced 6.67% per year between ages 60 and 65 and 3.33% per year between ages 55 and 60 based on the participant’s age at commencement, if the benefit commences prior to normal retirement age. An unreduced benefit is available commencing at age 62 for those participants who terminate after age 55 with at least 30 years of service. At year-end 2012, Messrs. Hipple, Grampa and Skoch had attained early retirement eligibility and Mr. Chemnitz had not attained early retirement eligibility. Mr. Skoch is the only named executive who may become eligible to commence his benefit on an unreduced basis prior to age 65. Assuming continued uninterrupted employment with the Company, Mr. Skoch will reach 30 years of service at the end of the month in which he attains age 64.
Benefits provided under the qualified pension plan are based on compensation up to a compensation limit under the Code (which was $250,000 in 2012). In addition, benefits provided under the qualified pension plan may not exceed a benefit limit under the Code (which was $200,000 payable as a single life annuity beginning at normal retirement age in 2012).
Compensation is generally equal to the total amount that is included in income (such as regular base salary, incentive compensation under any form of incentive compensation plan, sales commissions and performance-restricted shares of stock at the time these shares are includable in the participant’s gross income for Federal income tax purposes), plus salary reduction amounts under sections 125 and 401(k) of the Code. The annual salary and bonus for the current year for Messrs. Hipple, Grampa, Skoch and Chemnitz is indicated in the “2012 Summary Compensation Table”. Each year’s compensation for the qualified pension plan is limited by the compensation limits under the Code.
Generally, a participant’s years of credited service are based on the years an employee participates in the qualified pension plan. However, in certain cases, credit for service prior to participation in the qualified pension plan is granted. Such cases include employment with the Company in a position that is not eligible for participation in the qualified pension plan and service with a predecessor employer. The years of credited service for Messrs. Hipple, Grampa and Chemnitz are based only on their service while eligible for participation in the qualified pension plan. The years of credited service for Mr. Skoch include service for the period June 29, 1983 through December 1, 1985, during which time he was covered under The S.K. Wellman Corp. Retirement Plan for Salaried Employees. All S.K. Wellman Corp. salaried employees who had transferred to Brush Wellman Inc. as salaried employees prior to May 4, 1986 and were still employed after May 4, 1986, receive credited service under the qualified pension plan equal to their credited service under The S.K. Wellman Corp. Retirement Plan for Salaried Employees at the time of their transfer. Mr. Skoch received a lump-sum payment during January 1987 in lieu of the benefit he had accrued for the period June 29, 1983 through December 1, 1985 under The S.K. Wellman Corp. Retirement Plan for Salaried Employees. Mr. Skoch’s accrued benefit under the qualified pension plan has been offset for the benefit for which he received this lump-sum payment.
Lump sums are available under the qualified pension plan only for the portion of the participant’s benefit that was accrued prior to July 1, 1992. Mr. Skoch is eligible to elect to receive the portion of his benefit that was accrued prior to July 1, 1992 as a lump sum with the remaining portion of his benefit payable in the form of an annuity with monthly benefit payments. Messrs. Hipple, Grampa and Chemnitz are eligible only to have their benefits payable in the form of an annuity with monthly benefit payments.
The qualified pension plan was designed to provide tax-qualified pension benefits for most of our employees. Benefits under the qualified pension plan are funded by an irrevocable tax-exempt trust. An executive’s benefits under the qualified pension plan are payable from the assets held by the tax-exempt trust.
Supplemental Retirement Benefit Plan (SRBP)
Adopted effective September 13, 2011, the SRBP is an unfunded, nonqualified deferred compensation plan that provides benefits for a select group of management or highly compensated employees named in the SRBP document in order to supplement the pension benefits paid to them from the Materion Corporation Pension Plan.
A participant’s benefit under the SRBP will be the amount of the participant’s “Prevented Benefits” (as described below), reduced by a participant’s designated “Offset Amount” (that which was paid in prior years as special award payments), as set forth in the SRBP. Mr. Chemnitz was named as a participant in the SRBP effective December 5, 2012 with all service included since his hire date of September 17, 2007. Since Mr. Chemnitz did not receive any special awards, his Offset Amount is zero. A participant’s interest in benefits payable under the SRBP will be vested and non-forfeitable to the same extent and in the same manner as benefits are vested and non-forfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to a participant in a single sum payment on or about the first day of the third month (or, in certain cases as necessitated by tax law provisions, the sixth month) next following the date of his separation from service.
“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to a participant under the Pension Plan and the regular pension benefits that would be so payable to the participant under the Pension Plan if such benefits were determined including in compensation any compensation that was deferred on an elective basis under any nonqualified deferred compensation plan or agreement with a participant and without regard to limitations on covered compensation and benefit amounts imposed by the Code. Mr. Hipple will receive an additional amount at retirement determined by dividing his Prevented Benefits by the number of his years of credited service in the qualified pension plan and multiplying that amount by five.
We are under no obligation to set aside funds specifically designated to pay these supplemental amounts and are not presently maintaining any kind of trust for this purpose.
2012 NONQUALIFIED DEFERRED COMPENSATION
We maintain two nonqualified arrangements for executives, the Key Employee Share Option Plan (KESOP) and the Executive Deferred Compensation Plan II (EDCP II). The primary purpose of each is to provide benefits in the event a participant’s compensation exceeds the amount of compensation that may be taken into account for deferring income and matching contributions under the Materion Corporation Retirement Savings Plan (the 401(k) Plan).
Key Employee Share Option Plan
The KESOP was established in 1998 to provide executives with options to purchase property other than our common stock (in this case, options to purchase certain mutual fund shares as further described below), which options replace a portion of the executive’s compensation. The options cover property with an initial value equal to the amount of compensation they replace, divided by 75%, with an exercise price equal to the difference between that amount and the amount of compensation replaced (in other words, 25% of the fair market value of the option property). Thus, the executive may receive the increase or decrease in market value of the entire amount of the property covered by the option, including the exercise price. Due to the American Jobs Creation Act of 2004 which added section 409A to the Code, the KESOP was frozen effective December 31, 2004. Moreover, options for purchase of property that did not become exercisable prior to 2005 under the KESOP and corresponding elections under the KESOP were cancelled. Each participant who had such KESOP options and elections cancelled received payment in the amount of the cancelled deferrals. Eligibility to participate and the property (consisting of shares of mutual funds) subject to the KESOP options were determined by the Compensation Committee of the Board. Mutual fund selection was intended to be the same or similar to that offered under the 401(k) Plan, but was not required. Executives were permitted to select among those mutual funds to determine those covered by the options obtained by them as a result of their compensation elections, but generally were not permitted to change that selection once made.
Although the KESOP was frozen as noted above, options that became exercisable prior to January 1, 2005 and have not been exercised remain on the books for some executives.
The KESOP balance of each executive is equal to the most recent closing price of the mutual funds under the options accumulated by the executive as of the end of the year. To obtain the portion of this balance based on any particular option, however, the executive must pay the 25% exercise price set when the option was granted. In addition to potential gains through changes in the market value for the underlying mutual funds, the executive may accumulate value whenever any dividends or other cash distributions are made relative to those mutual funds. Starting with dividends for the year ending December 31, 2004, the value of any such dividends or distributions is credited to the executive’s EDCP II account (see discussion below of the EDCP II) as part of the compensation deferred under that program.
Unless the amount of mutual funds available under an option is adjusted as a result of a stock split, merger, divestiture, consolidation or other corporate transaction, or unless other property is substituted for the mutual fund shares originally subject to the option, an option becomes exercisable 184 days after the grant of the option and remains exercisable at any time after that date until the earlier of the fifteenth anniversary of the grant or the third anniversary of the executive’s termination of employment. If any adjustment in the number of mutual fund shares or any substitution of new property occurs, the exercise period will be interrupted for 184 days and the deadline to exercise will be extended by 184 days, but not more than five years beyond the original exercise deadline. Any option not exercised by the deadline may not be exercised after that.
The KESOP is unfunded. The options obligation for each executive is maintained in a book reserve account. We are under no obligation to set aside funds specifically designated to satisfy this obligation or to invest in any of the optioned mutual funds selected by the executive. However, we maintain a trust, as part of the general assets of the Company, intended to hold property for use in meeting this obligation, unless we become insolvent. In that case, the assets in the trust would be available to satisfy our creditors just as any other general assets of the Company, before the option property would be delivered. In other words, each executive participating in the KESOP is an unsecured general creditor of the Company with respect to the value of the property optioned as his KESOP benefits.
When an option is exercised, the executive pays the applicable exercise price to the Company and we deliver to the executive the underlying property, which may have been obtained and held as general assets of the Company before the option was exercised. The value of the underlying property delivered, less the exercise price paid, is treated as taxable income to the executive and he must pay the Company for any income taxes or other payroll taxes required to be withheld by the Company on that income. We may take an income tax deduction for the value of the property delivered, reduced by the exercise price paid.
No executive may transfer or sell his KESOP options during his life, except for a transfer, for no pay and only as approved by the Committee, to a member of the executive’s immediate family, to a trust for the benefit of such a family member or to a partnership consisting only of such family members as partners. Upon an executive’s death, his KESOP options will pass to his beneficiaries or estate, but they must be exercised before the earlier of the original deadline or the first anniversary of his death. No other transfers or withdrawals are permitted under the KESOP.
The latest exercise deadline for any existing KESOP options is June 30, 2019. As noted earlier, options may expire earlier, within three years of the executive’s termination of employment.
Executive Deferred Compensation Plan II
The EDCP II provides executives an opportunity to make deferral elections generally not permitted under the 401(k) Plan. Code section 401(a)(17) limits the amount of compensation that may be taken into account for deferrals under the 401(k) Plan. For 2012, that limit was $250,000. Executives may elect each year to defer all or any portion of the sum of his Management Incentive Plan payouts payable in cash for that year, plus the portion of his base salary for that year that is in excess of the compensation limit under Code section 401(a)(17). Previously we had provided a non-elective deferral equal to three percent (3%) of his total compensation in excess of the Code section 401(a)(17) limit (his Excess Compensation) designed to reflect the employer matching contribution not permitted under the 401(k) Plan because of the Code section 401(a)(17) compensation limit. In April 2009, the Company contribution was eliminated due to the global economic crisis, but was restored in April 2010. In 2010, the decision was made to eliminate the Company contribution for the NEOs and certain other executives. This is discussed further in the CD&A. Credits in amounts equal to the value of any dividends or other cash distributions payable from mutual funds optioned to the executive under the KESOP (see discussion of the KESOP above) are also credited to the executive’s EDCP II account balance starting with dividends for the year 2004.
The compensation deferrals credited to each executive are credited with earnings at a rate equal to the return on hypothetical investments selected by the executive from a list of mutual funds identified by the Compensation Committee. Investment selection is intended to be the same or similar to that offered under the 401(k) Plan, but this is not required. The executive’s investment selection is used only to determine earnings credits on the compensation deferrals under the EDCP II. We are not obligated to invest any funds in the mutual funds selected by the executive. Earnings returns will change from year to year.
The EDCP II is unfunded. Deferred compensation credits and related earnings credits for each executive are maintained in a book reserve account. We are under no obligation to set aside funds specifically designated to pay these deferred income amounts. However, we maintain a trust, as part of the general assets of the Company, intended to pay these deferred income amounts, unless we become insolvent. In that case, the assets in the trust would be available to satisfy creditors of the Company, just as any other general assets of the Company, before the deferred income amounts would be paid. In other words, each executive participating in the EDCP II is an unsecured general creditor of the Company with respect to the payment of his EDCP II benefits.

2012 NONQUALIFIED DEFERRED COMPENSATION
The table below shows deferrals to the EDCP II of executive contributions and of contributions by Materion Corporation on behalf of each NEO for 2012 earnings, if applicable, credited to his EDCP II account and KESOP account for 2012, any distributions made from his KESOP account during 2012, and the aggregate balance of his EDCP II credits and the KESOP credits as of December 31, 2012.

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last FYE ($) (4)
Richard J. Hipple	EDCPII	—	—	12,856	—	135,141
	KESOP	—	—	1,243	—	14,028
John D. Grampa	EDCPII	—	—	12,902	—	95,206
	KESOP	—	—	70	—	1,678
Daniel A. Skoch	EDCPII	—	—	11,700	—	93,721
	KESOP	—	—	3,494	34,028	—
Gregory R. Chemnitz	EDCPII	21,137	—	51,842	—	86,860

(1)	The amount in this column is also included in the “Salary” column of the “2012 Summary Compensation Table”.

(2)
These earnings include dividends paid in 2011 for the KESOP, which were transferred to the EDCP II in 2012 in the amounts as follows: Mr. Hipple $237, Mr. Grampa $77 and Mr. Skoch $681. Of these amounts, $10,195, $10,546, $11,940 and $7,944 were reported for Mr. Hipple, Mr. Grampa, Mr. Skoch and Mr. Chemnitz, respectively, in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column for 2012 of the "2012 Summary Compensation Table."

(3)	Mr. Skoch exercised all of his KESOP options in 2012.

(4)
The Aggregate Balance at Last FYE for the KESOP for each of the executive officers listed above represents the net amount due the participant upon exercise (i.e., net of the 25% option price due back to the Company). The following amounts shown in this column (and in the "Aggregate Withdrawals/Distributions" column for Mr. Skoch) previously were reported as compensation to the NEOs in the Summary Compensation Table: Mr. Hipple $33,863, Mr. Grampa $38,891, Mr. Skoch $41,963 and Mr. Chemnitz $7,944.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
We have entered into Severance Agreements with the NEOs to help ensure the continuity and stability of our senior management. However, in December 2012, we entered into the Transition Agreement with Mr. Skoch in connection with his pending retirement in July 2013 pursuant to which he waived his right to severance benefits under his Severance Agreement except with respect to a "change in control". The other incentive arrangements maintained by us also provide for payments to be made to the NEOs upon certain terminations of employment.
Severance Agreements
Basic Severance Benefits.    The Severance Agreements provide that if the employment of any NEO, other than Messrs. Chemnitz and Skoch, is terminated by the Company or one of its affiliates except for cause or gross misconduct, or if he resigns as a result of a reduction in his salary or incentive pay opportunity, severance benefits will apply. Severance benefits include rights to:

•	a lump-sum payment of two times salary and incentive compensation;

•	the continuation of retiree medical and life insurance benefits for two years;

•	a lump-sum payment equal to the sum of the present value of any bonus he would have received under any long-term incentive plan;

•	any retirement benefits he would have earned under the Company’s qualified retirement plans during the next two years; and

•	reasonable fees for outplacement services, up to a maximum of $20,000.
In addition, all equity incentive awards vest and all SARs become fully exercisable, if the severance benefits are applicable. Neither Mr. Chemnitz nor Mr. Skoch (as a result of the Transition Agreement) participates in these basic severance benefits.
Change in Control Severance Benefits.    In the event of a “change in control” of the Company, as defined in these Severance Agreements, and if the executive’s employment is terminated by the Company or one of its affiliates except for cause, or he resigns within one month after the first anniversary of the change in control, or the nature and scope of his duties worsens or certain other adverse changes occur and the Board of Directors so decides (referred to in the table below as Good Reason Termination), the executive is entitled to receive similar severance benefits based on a three-year period. A termination or demotion following the commencement of discussions with a third party which ultimately results in a change in control will also activate the change in control benefits. The Severance Agreements had previously included a tax gross-up provision under section 280G of the Code that expired on February 8, 2012. Payment of the change in control benefits under the Severance Agreements were subject to the tax gross-up for the first five years and thereafter are subject to a reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Code, but only if the reduction would increase the net after tax amount received by the executive. In addition, the Company must secure payment of the change in control benefits under the Severance Agreements through a trust that is to be funded upon the change in control, and amounts due but not timely paid earn interest at the prime rate plus 4%. The Company must pay attorneys’ fees and expenses incurred by an executive in enforcing his right to change in control benefits under his Severance Agreement. While equity awards granted prior to 2011 will vest on a single trigger basis in the event of a change in control, subsequent awards will vest on a double trigger basis as described below.
Nonsolicitation and Noncompetition Provisions.    Under the Severance Agreements, each executive agrees not to solicit any of our employees, agents or consultants to terminate their relationship with us, to protect our confidential business information and not to compete with the Company during employment or for a period of (i) two years following termination of the executive’s employment by the Company or one of its affiliates except for cause or gross misconduct, or if he resigns as a result of a reduction in his salary or incentive pay opportunity or (ii) one year following a termination of employment for any other reason. Each executive also assigns to us any intellectual property rights he may otherwise have to any discoveries, inventions or improvements made while in our employ or within one year thereafter.
Section 409A of the Internal Revenue Code.    In July 2008, the Severance Agreements were amended and restated to comply with the documentary compliance requirements of section 409A of the Code. Section 409A generally became effective January 1, 2005, and covers most programs that defer receipt of compensation to a succeeding year, including the Severance Agreements. Section 409A provides strict rules for the timing of payouts, including a six-month delay for certain payments made in connection with a termination of employment, which is now reflected in the Severance Agreements.
Amounts Payable Under Severance Agreements.    The following table sets forth the amounts payable under the Severance Agreements. Note that this table does not include any benefits payable to the NEO under the retirement plan(s) of the Company or any subsidiary, or any payout to the NEO under the Company’s KESOP or the EDCP II. For more information about these benefits, see the "2012 Pension Benefits" and "2012 Nonqualified Deferred Compensation" tables and related narratives above. Additional information about the amounts payable to the NEO in the event of retirement, death or permanent disability is presented separately after the table.

	Richard J. Hipple		John D. Grampa		Daniel A. Skoch (2)		Gregory R. Chemnitz
	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)
Base Salary/Annual Bonus	4,949,722	7,424,583	1,864,400	2,796,600	N/A	2,497,518	N/A	2,285,007
Welfare Benefits	43,114	64,671	32,482	48,723	N/A	40,974	N/A	40,974
Additional Benefits Under Retirement Plans	59,878	89,817	67,949	101,924	N/A	99,197	N/A	78,231
Outplacement Services	20,000	20,000	20,000	20,000	N/A	20,000	N/A	20,000
Annual MIP	N/A	1,333,629	N/A	417,332	N/A	377,594	N/A	256,949
SARs Accelerated Vesting (1)	242,958	242,958	73,044	73,044	N/A	67,201	N/A	44,951
RS/RSUs/PRSUs Accelerated Vesting (1)	2,377,328	2,377,328	647,980	647,980	N/A	595,879	N/A	431,196
Total Without Cutback	7,693,000	11,552,986	2,705,855	4,105,603	N/A	3,698,363	N/A	3,157,308
280G Cutback	N/A	—	N/A	(356,510)	N/A	—	N/A	—
Total With Cutback	7,693,000	11,552,986	2,705,855	3,749,093	N/A	3,698,363	N/A	3,157,308

(1)
The amounts reported for the NEOs for accelerated vesting of SARs for terminations in connection with a change in control reflect single trigger acceleration amounts. The following portions of the amounts reported for the NEOs for accelerated vesting of RS, RSUs and PRSUs for terminations in connection with a change in control reflect double trigger acceleration amounts (with the balance reflecting single trigger vesting amounts): Mr. Hipple, $1,535,844, Mr. Grampa, $408,355, Mr. Skoch, $365,892 and Mr. Chemnitz, $274,377.

(2)
In connection with Mr. Skoch's pending retirement in July 2013, we entered into the Transition Agreement with Mr. Skoch in December 2012 that provides he will be employed through July 7, 2013. Mr. Skoch will continue to receive his regular base salary and will be eligible to participate in employee benefit plans until his retirement, although any annual cash bonus (under the Management Incentive Plan) will be pro-rated for 2013. Additionally, the Transition Agreement provides that any existing and future equity awards will continue to vest notwithstanding Mr. Skoch's retirement. Mr Skoch may not be terminated during his employment for any reason other than gross misconduct as detailed in the Transition Agreement. Upon his retirement, Mr. Skoch will have the option of entering into a one-year consulting agreement with the Company, which consulting agreement will provide that Mr. Skoch will be entitled to receive a gross lump sum amount of cash equal to his 2013 annual base salary, payable on the first business day of the seventh month after his retirement (or, if earlier, on his death).

BENEFITS PAYABLE UPON RETIREMENT, DEATH OR DISABILITY UNDER INCENTIVE PLANS
Annual Cash Incentive Plan
Management Incentive Plan (MIP).    The NEOs are participants in the Company’s MIP, which provides for annual, single-sum cash payments that are based on achieving pre-established financial objectives and qualitative performance factors. Generally, an executive must be employed on the last day of the plan year in order to receive an award under the MIP. However, if an executive retires under a retirement plan of the Company or any subsidiary during a plan year, the executive will receive an award pro-rated to the beginning of the month following the executive’s retirement date.

2006 Stock Incentive Plan (As Amended and Restated as of May 4, 2011)
In March 2006, the Company adopted the Materion Corporation 2006 Stock Incentive Plan, which was amended and restated in May 2011 (2006 Plan). The 2006 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of performance restricted shares, performance shares, performance units, restricted stock, option rights, stock appreciation rights and restricted stock units for the purpose of providing incentives and rewards for superior performance.
Restricted Stock (RS) and Restricted Stock Units (RSUs). Each of the NEOs has received grants of RS and RSUs under the 2006 Plan. The RS and RSU award agreements provide that all RS and RSUs will immediately vest if the executive dies or becomes permanently disabled while employed by the Company or any subsidiary during the applicable vesting period. The 2010 RS and RSU award agreements provide that a pro-rata portion (or such higher portion as may be determined by the Compensation Committee in its sole discretion) of the RS and RSUs will immediately vest if the executive retires during the applicable vesting period. The 2011 and 2012 RSU award agreements provide that if the executive retires one year or more after the date of grant, the RSUs will continue to vest and become payable three years from the date of grant. Under the agreements, retire means that the NEO retired from the Company or any subsidiary and is at the time (1) at least age 65 or (2) at least age 55 and has completed 10 years of continuous employment with the Company or any subsidiary. The Transition Agreement, dated December 17, 2012, between the Company and Mr. Skoch provides that all his equity awards will continue to vest notwithstanding his retirement. Assuming a termination of employment due to death or permanent disability on December 31, 2012, the value of accelerated vesting of the RS and RSUs would have been $1,871,216, $513,899, $474,893 and $340,373 for Messrs. Hipple, Grampa, Skoch and Chemnitz, respectively. Assuming a termination of employment due to retirement on December 31, 2012, the value of pro-rata accelerated or continued vesting of the RS and RSUs would have been $1,324,375, $368,219, $463,822 and $241,960 for Messrs. Hipple, Grampa, Skoch and Chemnitz, respectively.
Stock Appreciation Rights (SARs). Each of the NEOs has received grants of SARs under the 2006 Plan. The award agreements generally provide that SARs terminate 190 days after termination of employment and vested SARs can be exercised during that period. However, the award agreements also provide that all SARs will immediately vest if the executive dies or becomes permanently disabled during the applicable vesting period while employed by the Company or any subsidiary; the SARs would then terminate one year after the termination of employment due to the NEO's death or disability. If the NEO retires (as described above) during the applicable vesting period, then the SARs will continue to vest and will expire 10 years from the date of grant (for grants in 2010) and 7 years from the date of grant (for grants in 2011 and 2012). The NEOs will then have three years from the date of retirement to exercise the SARs. Assuming a termination of employment due to death, permanent disability or retirement on December 31, 2012, the value of any accelerated or continued vesting of the SARs would have been $242,958, $73,044, $67,201 and $44,951 for each of Messrs. Hipple, Grampa, Skoch and Chemnitz, respectively, as the closing price on December 31, 2012 of $25.78 was higher than only one of the three base prices of the outstanding SARs grants.
Performance-Restricted Stock Units (PRSUs) and Performance Shares (PS). Each of the NEOs received grants of PRSUs and PS under the 2006 Plan in 2012. Generally, all or a percentage of the PRSUs and PS become nonforfeitable and payable only if certain performance goals are met. However, the award agreements provide that 100% of the PRSUs will immediately become nonforfeitable and payable if the executive dies or becomes permanently disabled while employed by the Company or any subsidiary during the performance period. Under these circumstances, the PS would be forfeited. If the NEO retires (as described above) during the applicable performance period, then the PRSUs and PS will continue to be eligible to become nonforfeitable and payable as if the NEO continued to be employed during the performance period. The Transition Agreement that Mr. Skoch entered into provides that all of Mr. Skoch's equity awards will continue to vest notwithstanding his retirement. Assuming a termination of employment due to death or permanent disability on December 31, 2012, the value of accelerated vesting of the PRSUs would have been $506,113, $134,082, $120,986 and $90,823 for Messrs. Hipple, Grampa, Skoch and Chemnitz, respectively. Assuming a termination of employment due to the retirement on December 31, 2012, the value of continued nonforfeitability of the PRSUs would have been $506,113, $134,082, $120,986 and $90,823 for Messrs. Hipple, Grampa, Skoch and Chemnitz, respectively. Assuming a termination of employment due to retirement on December 31, 2012, the value of continued nonforfeitability of the PS would have been $506,113, $134,082, $120,986 and $90,823 for Messrs. Hipple, Grampa, Skoch and Chemnitz, respectively.
Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,089,884	(1)	$24.02	294,019	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	1,089,884		$24.02	294,019

(1)
Consists of options and SARs awarded under the 1979, 1984, 1989, 1995 and 2006 Stock Incentive Plans, the 1997 Non-employee Director Stock Incentive Plans and the 2006 Amended and Restated Stock Incentive Plan.

(2)
Represents the number of shares of common stock available to be awarded as of December 31, 2012. Effective May 4, 2011, all equity compensation awards are granted pursuant to the shareholder approved Amended and Restated 2006 Stock Incentive Plan and the Amended and Restated 2006 Non-employee Director Equity Plan.

RELATED PARTY TRANSACTIONS
In 2002, we entered into life insurance agreements with several employees, including Mr. Skoch, and purchased life insurance policies pursuant to those agreements. These agreements, and the policies, which are owned by the employees, remain outstanding, and the portions of the premiums we paid are treated as loans to the employees, secured by the insurance policies, for financial purposes. The agreements require the employees to maintain the policies’ cash surrender values in amounts at least equal to the outstanding loan balances. Mr. Skoch’s principal balance, which has not changed since inception, is $39,951. Interest on the loans is based on the applicable federal rate, which, as of December 31, 2011, was 2.62%. Mr. Skoch paid $1,074 in interest in 2012.
We recognize that transactions between any of our directors or executive officers and us can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders. Pursuant to its charter, the Governance and Organization Committee considers and makes recommendations to the Board with regard to possible conflicts of interest of Board members or management. The Board then makes a determination as to whether to approve the transaction.
The Governance and Organization Committee reviews all relationships and transactions in which Materion Corporation and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Governance and Organization Committee to determine, based on the facts and circumstances, whether Materion or a related person has a direct or indirect material interest in the transaction. As set forth in the Governance and Organization Committee’s charter, in the course of the review of a potentially material-related person transaction, the Governance and Organization Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Materion;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Materion; and

•	any other matters the Governance and Organization Committee deems appropriate.
Based on this review, the Governance and Organization Committee will determine whether to approve or ratify any transaction which is directly or indirectly material to Materion or a related person.
Any member of the Governance and Organization Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting of the Governance and Organization Committee that considers the transaction.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the annual report with management, and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for the respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held six meetings during 2012.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.
The current Audit Committee charter is available on our web site at http://materion.com
Craig S. Shular (Chairman)
Joseph P. Keithley
John Sherwin, Jr.
Geoffrey Wild

2.     RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm for the year 2013 and presents this selection to the shareholders for ratification. Ernst & Young LLP will audit our consolidated financial statements for the year 2013 and perform other permissible, preapproved services. Representatives of Ernst & Young LLP are expected to be present at the 2013 annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will respond to appropriate questions.
Preapproval Policy for External Auditing Services
The Audit Committee has established a policy regarding preapproval of all audit and non-audit services expected to be performed by our independent registered public accounting firm, including the scope of and estimated fees for such services. Our independent registered public accounting firm, after consultation with management, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for its annual audit and associated quarterly reviews and procedures. Management, after consultation with our independent registered public accounting firm, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for audit-related, tax and other services to be provided by our independent registered public accounting firm for the upcoming fiscal year. The policy prohibits our independent registered public accounting firm from providing certain services described in the policy as prohibited services. The Audit Committee approved all of the estimated fees described below under the heading “External Audit Fees”.
External Audit Fees

	2012	2011
Audit Fees	$1,640,500	$1,360,000
Audit-related Fees	57,000	57,000
Tax Fees	382,400	365,900
All Other Fees	—	123,500
Total	$2,079,900	$1,906,400
Audit Fees
Audit fees consist of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and the effectiveness of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and audits in connection with statutory requirements.
Audit-related Fees
Audit-related services principally include the audit of financial statements of our employee benefit plans.
Tax Fees
Tax fees include corporate tax compliance, tax advice and tax planning.
All Other Fees
There were no fees for All Other Fees during 2012. All Other Fees for the year 2011 were for a consulting engagement with respect to process improvement programs.
The approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on such proposal at the 2013 annual meeting.

The Board of Directors unanimously recommends a vote “FOR” Proposal 2 to ratify Ernst & Young LLP as the independent registered public accounting firm for the year 2013.

3.     APPROVAL OF THE MATERION CORPORATION MANAGEMENT INCENTIVE PLAN

On March 6, 2013, our Board of Directors unanimously approved and adopted the Materion Corporation Management Incentive Plan (the “Management Incentive Plan”) and recommended that the Management Incentive Plan be approved by our shareholders at the 2013 annual meeting.
If approved by our shareholders, the Management Incentive Plan will be our annual incentive plan for executive officers for the fiscal year beginning on January 1, 2014 and subsequent fiscal years. We propose to adopt the Management Incentive Plan to permit us to grant annual incentive awards that may meet the requirements of section 162(m) of the Code. Generally, section 162(m) of the Code prevents a company from receiving a federal income tax deduction for compensation paid to its Chief Executive Officer and certain of its most highly compensated executive officers in excess of $1 million for any year unless that compensation is performance based. One of the requirements of “performance-based compensation” for purposes of section 162(m) of the Code is that the compensation be paid pursuant to a plan that has been approved by the company's shareholders every five years. If the Management Incentive Plan is not approved by our shareholders, no awards will be made under the Management Incentive Plan.
The following is a summary of the terms of the Management Incentive Plan and is qualified in its entirety by reference to the complete text of the Management Incentive Plan, which is set forth in Appendix A.
Summary of Terms
Objectives. The purpose of the Management Incentive Plan is to attract, retain and motivate employees by providing incentives to key employees dependent upon our financial success and to make our compensation program competitive with those of other major employers. Management and the Board believe the Management Incentive Plan should promote the achievement of pre-established objectives that support our profitability and long-term growth by focusing its participants on those objectives.
Administration. The Management Incentive Plan will be administered by the Compensation Committee or any other committee appointed by the Board to administer the Management Incentive Plan (consisting of at least two directors, each of whom must be an “outside director” within the meaning of section 162(m)), which we refer to in this proposal as the Plan Committee. In administering the Management Incentive Plan, the Plan Committee will have full power and authority to construe, interpret and administer the Management Incentive Plan and will have the exclusive right to establish and administer awards that are intended to satisfy the requirements for “qualified performance-based compensation” under section 162(m) of the Code (which awards are referred to in the Management Incentive Plan and in this proposal as Qualified Performance-Based Awards), including the exclusive right to establish Performance Objectives (as defined below) and the amount of incentive awards payable upon achievement of such Performance Objectives. With respect to awards that are not intended to qualify as Qualified Performance-Based Awards, the Plan Committee may delegate to one or more appropriate officers or persons part or all of its authority to establish and administer such awards, including the right to establish Performance Objectives and related incentive amounts.
Participants and Eligible Executives.  Participation in the Management Incentive Plan will be limited to “Participants,” defined in the Management Incentive Plan as officers and other key employees of the company and its subsidiaries who are selected by the Plan Committee (or its designee) for a particular year. At present, under the Management Incentive Plan, there would be approximately 185 Participants, including the named executive officers, participating.
Performance Objectives. A Participant's right to receive an incentive under the Management Incentive Plan depends on achievement of certain specified performance goals, referred to in the Management Incentive Plan and this proposal as “Performance Objectives.” Performance Objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual Participant or of the subsidiary, division, department, region or function within the company or subsidiary in which the Participant is employed. The Performance Objectives may be relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index of one or more of the performance criteria themselves. The Performance Objectives applicable to any Qualified Performance-Based Awards must be based on one or more, or a combination, of the following criteria:

•	Profits (e.g., operating profit or income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic value added);

•	Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, free cash flow, residual cash flow or cash flow return on investment);

•	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed and equity);

•	Working Capital (e.g., working capital divided by sales, days' sales outstanding, days' sales inventory and days' sales in payables, or any combination thereof);

•	Profit Margins (e.g., operating profit or gross profit divided by revenues or Value-Added sales);

•	Liquidity Measures (e.g., debt-to-debt-plus-equity, debt-to-capital, debt-to-EBITDA, total debt ratio, EBITDA multiple);

•
Sales, Value-added Sales, Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, new product sales growth, Value-added Sales, growth in Value-added Sales, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, sales per employee, cost targets, expense or debt reduction levels); and

•
Strategic Initiative Key Deliverable Metrics (e.g., product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, increase in yield and productivity and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures).

With respect to Qualified Performance-Based Awards, each Performance Objective must define in an objective manner the extent to which the Performance Objective for a Plan year has been achieved. The Plan Committee may, with respect to Qualified Performance-Based Awards, provide that any Performance Objective may include or exclude objectivity determinable adjustments, including for any one or more of the following that occur during the Plan year:

•	the effects of extraordinary, unusual or non-recurring items as defined in accounting principles;

•	changes in applicable accounting principles, tax laws or regulations;

•	currency fluctuations or significant movement in metal prices;

•	asset write-downs, inventory losses or impairment charges;

•	litigation or claim judgments or settlements;

•	environmental remedial costs;

•	non-cash items, such as amortization, depreciation, or reserves;

•	crimes against the Company to the extent not covered by insurance;

•	correction of errors or other charges that relate to a prior year;

•	costs associated with derivatives;

•	civil penalties or other fines;

•	costs associated with our pension or other retirement plans; or

•
the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing or other similar corporate transaction.

To the extent such adjustments apply to a Performance Objective, they must be made in a form and at a time that meets the requirements of section 162(m) of the Code. Similarly, if the Plan Committee determines that a change in our business, operations, corporate structure or capital structure, the manner in which we conduct our business, or other events or circumstances render the Performance Objectives unsuitable, the Plan Committee may in its discretion modify such Performance Objectives or any related minimum acceptable level of achievement, except in the case of a Qualified Performance-Based Award (other than in connection with a change in control) where such action would result in the loss of the otherwise available exemption of the award under section 162(m) of the Code.
 Awards.  Not later than the 90th day of each Plan year, the Plan Committee must establish the Performance Objectives for any Qualified Performance-Based Award and the total amount of incentive award payable based upon the relative level of attainment of the specified Performance Objective(s). The Plan Committee may not modify any terms of such awards established, except to the extent that after such modification the incentive award would continue to constitute qualified “performance-based compensation” for purposes of section 162(m). The Plan Committee retains the discretion to reduce the amount of any incentive award that would be otherwise payable to a Participant (including a reduction in such amount to zero). In no event will the incentive award paid to a Participant under the Management Incentive Plan for any plan year exceed $3.0 million.
Committee Certification and Payment. After the end of each Plan year, the Plan Committee will determine whether and to what extent the Performance Objectives relating to a Qualified Performance-Based Award for the Plan year were satisfied, and the amount available for each Participant's award pursuant to the payout schedule previously established and shall certify such determinations in writing. Unless deferred pursuant to a plan established by the Company, awards will be paid in a lump sum in cash on or before March 15 of the year following the end of the Plan year to which the payment applies. Applicable withholding taxes will be withheld from award payments by us.
Amendment and Termination. The Plan Committee may from time to time alter, amend, suspend, or terminate the Management Incentive Plan in whole or in part, provided that any such amendment is subject to shareholder approval to the extent required to satisfy section 162(m) and subject to approval by the Board, if required. Notwithstanding the Plan Committee's authority to amend the Management Incentive Plan, no amendment or termination may adversely affect the rights of a Participant with respect to an unpaid award for a completed plan year without the Participant's consent, unless such amendment is necessary to comply with section 409A of the Code with respect to such unpaid award.
Effective Date and Term. Subject to its approval by the shareholders, the Management Incentive Plan will be in effect beginning on January 1, 2014.
New Plan Benefits
Since the Management Incentive Plan affords the Plan Committee discretion in establishing target incentives and payouts (subject to the $3 million annual limit per person noted above), it is not possible to determine the amount of the benefits that may become payable under the Management Incentive Plan.
Federal Income Tax Consequences
Under present federal income tax law, a Participant will be taxed at ordinary income rates on the amount of any payment received pursuant to the Management Incentive Plan. Generally, and subject to the provisions of section 162(m), we will receive a federal income tax deduction corresponding to the amount of income recognized by a Participant.
Required Vote
The approval of Proposal 3 to approve the Management Incentive Plan will require the affirmative vote of a majority of the votes cast on such proposal at the 2013 annual meeting.

The Board of Directors unanimously recommends a vote “FOR” Proposal 3 to approve the Materion Corporation Management Incentive Plan.

4.     ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In this Proposal 4, pursuant to section 14A of the Exchange Act, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote on the compensation paid to the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our shareholders and the Compensation Committee expects to review the results of the vote and take them into consideration when making future decisions regarding executive compensation. Currently, advisory “Say-on-Pay” votes are scheduled to be held once every year, with the 2014 vote to occur at our 2014 annual meeting of shareholders.
We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation of the named executive officers of the company as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
The approval of Proposal 4 requires the affirmative vote of a majority of the votes cast on such proposal at the 2013 annual meeting.

The Board of Directors unanimously recommends a vote “FOR” Proposal 4 relating to the advisory vote to approve named executive officer compensation.

SHAREHOLDER PROPOSALS
We must receive by November 26, 2013 any proposal of a shareholder intended to be presented at the 2014 annual meeting of Materion Corporation’s shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2014 annual meeting pursuant to Rule 14a-8 under the Exchange Act. These proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2014 annual meeting must be received by us on or before the date determined in accordance with our code of regulations or they will be considered untimely under Rule 14a-4(c) of the Exchange Act. Under our code of regulations, proposals generally must be received by us no fewer than 60 and no more than 90 days before an annual meeting. However, if the date of a meeting is more than ten days from the anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, proposals must be received within ten days from the date of our notice. Our proxy related to the 2014 annual meeting of Materion Corporation’s shareholders will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the processes of Rule 14a-8 received by us after the date determined in accordance with our code of regulations.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 1, 2013.
This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our 2012 Annual Report, are available free of charge at http://investor.shareholder.com/materion/annuals.cfm.
OTHER MATTERS
We do not know of any matters to be brought before the meeting except as indicated in the notice. However, if any other matters properly come before the meeting for action of which we did not have notice prior to March 2, 2013, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.
By order of the Board of Directors,
MATERION CORPORATION
Michael C. Hasychak
Secretary
Mayfield Heights, Ohio
March 26, 2013

Appendix A

Materion Corporation
MANAGEMENT INCENTIVE PLAN
SECTION 1.OBJECTIVE: The purpose of the Plan is to (i) attract, retain and motivate employees by providing incentives to key employees dependent upon the financial success of Materion Corporation (the “Company”); and (ii) make the Company's compensation program competitive with those of other major employers. The Company intends that certain compensation payable under the Plan will constitute “qualified performance-based compensation” under section 162(m) of the Code. The Plan shall be administratively interpreted and construed in a manner consistent with such intent.

SECTION 2.PHILOSOPHY: Management and the Board of Directors believe the Plan should encourage the attraction and retention of key employees, and promote the achievement of financial objectives that support the profitability and long-term growth of the Company. The Plan promotes the focus of its participants on the achievement of pre-established financial objectives, approved annually by the Compensation Committee of the Board of Directors.

SECTION 3.DEFINITIONS: As used in this Plan, unless the context otherwise required, each of the following terms shall have the meaning set forth below.

a)	“Award” shall mean, for any Plan Year, a payment made to a Participant under the terms of this Plan.

b)	“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

c)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

d)
“Committee” shall mean the Compensation Committee or such other Committee of the Board of Directors, which shall consist solely of two or more “outside directors” within the meaning of section 162(m) of the Code.

e)	“Company” shall mean Materion Corporation, an Ohio corporation and its successors.

f)
“Covered Employee” shall mean a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of section 162(m) of the Code (or any successor provision).

g)	“Eligible Employee” shall mean all officers and other key employees of the Company and any of its Subsidiaries.

h)	“Maximum Amount” shall mean $3,000,000 for any Participant.

i)	“Participant” shall mean an Eligible Employee selected by the Committee to participate in the Plan pursuant to section 5.

j)
“Performance Objectives” shall mean the measurable performance objective or objectives established pursuant to this Plan for Participants pursuant to section 6, Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Performance Objectives may be relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index of one or more of the performance criteria themselves. Awards may be granted subject to Performance Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Performance Objectives applicable to any Qualified Performance-Based Awards shall be based on one or more, or a combination, of the following criteria:

i.	Profits (e.g., operating profit or income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic value added);

ii.	Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, free cash flow, residual cash flow or cash flow return on investment);

iii.	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

iv.	Working Capital (e.g., working capital divided by sales, days' sales outstanding, days' sales inventory, and days' sales in payables, or any combination thereof);

v.	Profit Margins (e.g., operating profit or gross profit divided by revenues or Value- added Sales);

vi.	Liquidity Measures (e.g., debt-to-debt-plus-equity, debt-to-capital, debt-to-EBITDA, total debt ratio, EBITDA multiple);

vii.
Sales, Value-added Sales, Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, new product sales growth, Value-added Sales, growth in Value-added Sales, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, sales per employee, cost targets, expense or debt reduction levels); and

viii.
Strategic Initiative Key Deliverable Metrics (e.g., product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, increase in yield and productivity and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures).

With respect to Qualified Performance-Based Awards, each such Performance Objective shall define in an objective manner the extent to which the Performance Objective for a Plan Year has been achieved. With respect to Qualified Performance-Based Awards, the Committee may provide that any Performance Objective may include or exclude objectivity determinable adjustments, including for any one or more of the following that occur during the Plan Year: the effects of extraordinary, unusual or non-recurring items as defined in accounting principles; changes in applicable accounting principles, tax laws or regulations; currency fluctuations or significant movement in metal prices; asset write-downs, inventory losses or impairment charges; litigation or claim judgments or settlements; environmental remedial costs; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; crimes against the Company to the extent not covered by insurance, correction of errors or other charges that relate to a prior year; costs associated with derivatives; civil penalties or other fines; costs associated with the Company's pension or other retirement plans; or the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing or other similar corporate transaction. With respect to Qualified Performance-Based Awards, to the extent such adjustments apply to a Performance Objective, they shall be prescribed in a form and at a time that meets the requirements of section 162(m) of the Code.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or any related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a change in control) where such action would result in the loss of the otherwise available exemption of the award under section 162(m) of the Code.

k)	“Plan” shall mean the Materion Corporation Management Incentive Plan, as amended and restated from time to time.

l)	“Plan Year” shall mean a fiscal year or such shorter period as determined by the Committee in its sole discretion.

m)
“Qualified Performance-Based Award” shall mean any Award to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under section 162(m) of the Code.

n)	“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

SECTION 4.ADMINISTRATION: The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish and administer Qualified Performance-Based Awards. In the case of Awards that are not Qualified Performance-Based Awards, the Committee may delegate to an appropriate officer, officers or person part or all of its authority to establish and administer such Awards, subject to such rules and conditions as may be established by such officer, officers or person.

SECTION 5.ELIGIBILITY: The Committee (or its designee pursuant to section 4) shall designate which Eligible Employees will be Participants in the Plan for a particular Plan Year and shall take into account such factors as it deems relevant in connection with accomplishing the purposes of the Plan.

SECTION 6.AWARDS:

a)
The Committee (or its designee pursuant to section 4) may make Awards to Participants with respect to each Plan Year, subject to the terms and conditions set forth in the Plan. Awards may be either Qualified Performance-Based Awards or Awards which are not Qualified Performance-Based Awards.

b)
With respect to Qualified Performance-Based Awards, the Committee shall determine for each such Plan Year the following (within 90 days after the commencement of each Plan Year, or such other date as required by section 162(m) of the Code and the regulations promulgated thereunder).

i.	The Award applicable to each Participant for the Plan Year based on one or more Performance Objectives; and

ii.	The payout detailing the total amount which may be available for payout to each Participant based upon the relative level of attainment of the Performance Objective or Performance Objectives.

c)	With respect to Qualified Performance-Based Awards, upon completion of a Plan Year, the Committee shall:

i.
Certify in writing, prior to payment of any Award, whether and to what extent the Performance Objective or Performance Objectives for the Plan Year were satisfied, and the amount available for each Participant's Award pursuant to the payout schedule established in section 6(b)(ii);

ii.	Authorize payment subject to section 7 of such amounts determined under section 6(c)(i).

d)
With respect to Qualified Performance-Based Awards, the Committee may not modify any terms of Awards established pursuant to this section, except to the extent that after such modification, the Award would continue to constitute qualified “performance-based compensation” for purposes of section 162(m) of the Code.

e)	The Committee retains the discretion to reduce the amount of any Award that would be otherwise payable to a Participant (including a reduction in such amount to zero).

f)	Notwithstanding any other provision of this Plan, in no event shall the Award earned by any Participant for a Plan Year exceed the Maximum Amount.

SECTION 7.PAYMENT OF AWARDS: Awards under this Plan, shall be made in a lump sum payment in cash on or before March 15 of the year following the end of the Plan Year to which the payment applies. Payment may be made to a deferred plan established by the Company for such purposes. The Company shall deduct from any payment such amounts as may be required to be withheld under any federal, state, or local tax laws.

SECTION 8.RECOUPMENT OF AWARDS: Awards under the Plan shall be subject to the Company's Amended and Restated 2011 Clawback Policy as in effect from time to time (or any recoupment policy successor thereto).

SECTION 9.NO CONTRACT: This Plan is not and shall not be construed as an employment contract or as a promise or contract to pay Awards to Participants or their beneficiaries.

SECTION 10.NONASSIGNABILITY: No participant or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment under this Plan.

SECTION 11.TERMINATION AND AMENDMENT: Subject to section 6(d) of the Plan and the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with section 162(m) of the Code shall be effective unless such amendment is approved by the shareholders of the Company. Notwithstanding the foregoing but subject to section 13 of this Plan, no termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been determined for a completed Plan Year but not yet paid, adversely affect the rights of such Participant in such Award.

SECTION 12.INTERPRETATION: It is the intent of the Company that Qualified Performance-Based Awards made to Participants shall constitute “qualified performance-based compensation” satisfying the requirements of section 162(m) of the Code. Accordingly, with respect to Qualified Performance-Based Awards, the provisions of the Plan shall be interpreted in a manner consistent with section 162(m) of the Code. With respect to a Qualified Performance-Based Award, if any other provision of the Plan or Award is intended to but does not comply or is inconsistent with the requirements of section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements.

SECTION 13.APPLICATION OF SECTION 409A OF THE CODE: To the extent applicable, it is intended that this Plan and its administration comply with the provisions of section 409A of the Code. To the extent that section 409A applies to Awards, payments are intended to qualify as short-term deferrals under the regulations adopted under section 409A. Accordingly, the Plan will be interpreted, applied and, to the minimum extent necessary to comply with section 409A of the Code, amended, so that the Plan does not fail to meet, and is operated in accordance with, the requirements of section 409A of the Code and the intended benefits of the Plan are preserved. Reference to section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

SECTION 14.UNFUNDED STATUS: Awards shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No participant or other person shall have under any circumstances any interest in any particular property or assets of the Company.

SECTION 15.SEVERABILITY: If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the purpose of intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

SECTION 16.INDEMNIFICATION: In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or a Subsidiary to whom authority to act for the Board or Committee is delegated may have, such individuals shall be indemnified by the Company to the maximum extent permitted by law and the Company's code of regulations, in connection with the defense of any action, suit, or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder.

SECTION 17.HEADINGS: Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.

SECTION 18.APPLICABLE LAW: This plan shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its principles of conflict of laws.

SECTION 19.EFECTIVE DATE: This Plan will become effective January 1, 2014, provided its prior approval and adoption by the Board and prior approval of the Plan by the shareholders of the Company.

A-4